PROSPECTUS SUPPLEMENT No. 2 (to prospectus dated July 22, 2025)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-287802

KYIVSTAR GROUP LTD.

up to 7,666,667 common shares underlying warrants

This prospectus supplement updates, amends and supplements the prospectus dated July 22, 2025 (the “Prospectus”) which forms a part of our Registration Statement on Form F-4 (Registration Statement No. 333-287802). This prospectus supplement is being filed to update, amend and supplement the information previously included in the Prospectus with the information attached to this prospectus supplement.

This prospectus supplement updates, amends and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares are trading on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “KYIV.” On September 11, 2025, the last reported sale price of our common shares was $11.75 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 22 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 12, 2025.

Use of Proceeds

We will receive up to an aggregate of $88,166,233.50 from the exercise of the Warrants at an exercise price of $11.50 per Common Share, assuming the exercise in full of all 7,666,629 of our outstanding Warrants for cash. To the extent that any warrants are exercised on a “cashless basis” under the limited circumstances in which such exercises are permitted, the amount of cash we would receive from the exercise of the warrants will decrease. The holders of the Warrants are not obligated to exercise any or all of their Warrants, and there is no assurance that they will elect to do so. We will receive the proceeds from any cash exercise of the Warrants, but not from the sale of the underlying Common Shares. If the price of our Common Shares is below $11.50 (the exercise price of our Warrants), holders of our Warrants will be unlikely to exercise their Warrants, resulting in little to no cash proceeds to us.

We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Warrants.

Capitalization

The following table sets forth our capitalization as of June 30, 2025 on:

•        a historical basis for VEON Holdings B.V. and

•        on a pro forma basis, after giving effect to the Transactions. See “Unaudited Pro Forma Condensed Combined Financial Information” for information regarding the basis for the pro forma calculations, including the assumptions and adjustments in respect thereof.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Our historical results do not necessarily indicate our expected results for any future periods.

	As of June 30, 2025
	Actual	Pro forma for Transactions
	(US$ in thousands)
Cash and cash equivalents	458	467
Indebtedness
Put option liability	3	3
Bonds	38	38
Interest accrued on bonds	3	3
Lease liabilities	339	339
Other financial liabilities	30	30
Warrant liability	—	26
Accrued offering costs	—	—
Total indebtedness(1)	413	439
Net investment attributable to equity owners of the parent
Net investment attributable to equity owners of the parent	3,290	—
Translation reserve	(2,069)	—
Total net investment attributable to equity owners of the parent	1,221	—
Shareholders’ equity/(deficit)
Class A ordinary shares	—	—
Class B ordinary shares	—	—
Issued Capital	—	3,419
(Accumulated deficit)/Retained earnings	—	(144)
Translation reserve	—	(2,069)
Total shareholders’ equity/(deficit)	—	1,207
Total capitalization(2)	1,221	1,207

____________

(1)      Total indebtedness reflects outstanding debt and derivatives liabilities. Provisions, deferred tax liabilities, other liabilities, trade and other payables and current income tax payables are not included.

(2)      As of the date of this prospectus, there have been no material changes in our capitalization from that set forth as the pro forma capitalization in the table above.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined financial information of Kyivstar Group Ltd. has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of the historical financial information of VEON Holdings and Cohen Circle adjusted to give effect to the Business Combination.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2025 combines (i) the historical unaudited combined statement of financial position of VEON Holdings as of June 30, 2025, with (ii) the historical unaudited balance sheet of Cohen Circle as of June 30, 2025 and with (iii) the historical unaudited statement of financial position of Kyivstar Group Ltd. as of June 30, 2025 on a pro forma basis as if the Business Combination and other events, summarized below, had been consummated as of June 30, 2025.

The unaudited pro forma condensed combined income statement for the six-month period ended June 30, 2025 combines (i) the historical unaudited combined income statement of VEON Holdings for the six-month period ended June 30, 2025, with (ii) the historical unaudited statement of operations of Cohen Circle for the six-month period ended June 30, 2025 on a pro forma basis as if the Business Combination had occurred on January 1, 2024.

The unaudited pro forma condensed combined income statement for the year ended December 31, 2024 combines (i) the historical audited combined income statement of VEON Holdings for the year ended December 31, 2024, with (ii) the historical audited statement of operations of Cohen Circle for the year ended December 31, 2024 on a pro forma basis as if the Business Combination had occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:

•        VEON Holdings’ unaudited combined statement of financial position as of June 30, 2025;

•        Cohen Circle’s unaudited balance sheet as of June 30, 2025;

•        Kyivstar Group Ltd.’s unaudited statement of financial position as of June 30, 2025;

•        VEON Holdings’ unaudited combined income statement for the six-month period ended June 30, 2025;

•        Cohen Circle’s unaudited statement of operations for the six-month period ended June 30, 2025;

•        VEON Holdings’ audited combined income statement for the year ended December 31, 2024;

•        Cohen Circle’s audited statement of operations for the year ended December 31, 2024; and

•        other information relating to VEON Holdings and Cohen Circle included in this prospectus, including the Business Combination Agreement and the description thereof.

The unaudited pro forma financial information should also be read together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

Description of the Business Combination

On August 14, 2025 (the “Closing Date”), we consummated the previously announced business combination pursuant to the Business Combination Agreement. As of the Closing Date, the following transactions occurred pursuant to the terms of the Business Combination Agreement (collectively, the “Transactions”):

•        the sale from Seller to Kyivstar Group Ltd. all of the issued and outstanding equity of VEON Holdings in exchange for newly issued Kyivstar Group Ltd. Common Shares and the Seller Loan Note (the “Sale”), whereby VEON Holdings became a direct, wholly owned subsidiary of Kyivstar Group Ltd.,

•        the merger of Merger Sub with and into Cohen Circle upon the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Merger and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Merger”), with Cohen Circle continuing as the surviving company of the Merger and a direct, wholly owned subsidiary of Kyivstar Group Ltd. and

•        the other transactions contemplated by the Business Combination Agreement.

Prior to Closing, a total of 5,847,015 Cohen Circle ordinary shares were redeemed for a value of approximately $60.8 million, resulting in a total of 17,152,985 Cohen Circle public ordinary shares remaining issued and outstanding as of the Closing Date. As of August 14, 2025, subsequent to Closing, there were 230,863,523 Kyivstar Group Ltd. Common Shares outstanding.

On July 9/10, 2025, Kyivstar Group Ltd., Cohen Circle and certain holders of Cohen Circle Class A Ordinary Shares (the “Non-Redeeming Shareholders”) prior to Closing, entered into non-redemption agreements (the “Non-Redemption Agreements”), pursuant to which an aggregate of 757,745 Common Shares were issued to the Non-Redeeming Shareholders in consideration of such holders agreeing (i) to vote their Cohen Circle Class A Ordinary Shares in favor of the Transactions and (ii) not to redeem such Cohen Circle Class A Ordinary Shares. The Non-Redemption Agreements granted certain registration rights in respect of the Kyivstar Group Ltd. Common Shares issued to the Non-Redeeming Shareholders, which are being offered hereunder.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of Kyivstar Group Ltd. upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

Following the Business Combination, Kyivstar Group Ltd. qualifies as a foreign private issuer under the Exchange Act and will prepare its financial statements in accordance with IFRS as issued by the IASB. Accordingly, the unaudited pro forma condensed combined financial information has been prepared in accordance with IFRS as issued by the IASB.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the date indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. The cash proceeds remaining after the consummation of the Business Combination are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Kyivstar Group Ltd. following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. VEON Holdings and Cohen Circle have not had any historical operational relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared based on 5,847,015 Cohen Circle Class A Ordinary Shares having been redeemed prior to Closing.

The following table summarizes the pro forma Kyivstar Group Ltd. Common Shares issued and outstanding immediately after the Closing. The number of Kyivstar Group Ltd. Common Shares issuable upon exercise of Kyivstar Group Ltd. Warrants converted from 7,666,629 Cohen Circle Public Warrants are not included below, as such Kyivstar Group Ltd. Warrants are only exercisable 30 days after the Closing Date. Upon completion of the Business Combination, the ownership interests of Kyivstar Group Ltd. were as set forth in the table below:

Equity Capitalization at Closing(1)

	Ownership in Shares	Equity %
VEON Amsterdam B.V.	206,942,440	89.6%
Cohen Circle Public Shareholders	17,152,985	7.4%
Sponsors	4,686,515	2.0%
Investors Party to Non-Redemption Agreements	757,745	0.3%

____________

(1)      Excludes (i) 1,323,838 Vesting Securities that have not vested as of the Closing Date, (ii) the number of Kyivstar Group Ltd. Common Shares issuable upon exercise of Kyivstar Group Ltd. Warrants converted from 7,666,629 Cohen Circle Warrants that are only exercisable 30 days after the Closing Date and (iii) issuances pursuant to the long-term equity incentive plan to be implemented equal to 3.0% of the total outstanding common shares of Kyivstar Group Ltd. on a fully diluted basis.

Anticipated Accounting Treatment of the Business Combination

Kyivstar Group Ltd. expects to account for the Business Combination as a capital reorganization, in accordance with IFRS. Under this method of accounting, Cohen Circle would be expected to be treated as the “acquired” company for financial reporting purposes, and Kyivstar Group Ltd. will be the accounting “acquirer.” This determination was primarily based on the following:

•        VEON Holdings’ current shareholders have the largest voting interest in the combined company post-Closing of the Business Combination;

•        VEON Holdings and its shareholders have the ability to elect a majority of the members of the Kyivstar Group Ltd. board of directors post-Closing of the Business Combination;

•        VEON Holdings’ and Kyivstar’s operations are the sole ongoing operations of the combined company;

•        VEON Holdings is the larger entity in terms of substantive operations and employee base; and

•        The Seller is the majority shareholder pre- and post-merger of VEON Holdings and has appointed the senior management which will comprise the senior management of the combined company.

Another determining factor was that Cohen Circle does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations (“IFRS 3”), and thus, for accounting purposes, the Business Combination is expected to be accounted for as a capital reorganization, within the scope of IFRS 2, Share-Based Payments, (“IFRS 2”). The net assets of Cohen Circle will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to Cohen Circle over the fair value of Cohen Circle’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The stock exchange listing expense is further increased for the estimated fair value of the Vesting Securities.

In accordance with IFRS 2, the difference in the fair value of the consideration (i.e., shares and warrants issued by Kyivstar Group Ltd.) for the acquisition of Cohen Circle over the fair value of the identifiable net assets of Cohen Circle will represent a service for the listing of Kyivstar Group Ltd. and be recognized as a share-based payment expense. The consideration for the acquisition of Cohen Circle was determined using the closing prices of Cohen Circle’s publicly traded Cohen Circle Class A Ordinary Shares and the Public Warrants traded on Nasdaq under the ticker symbols “CCIR” and “CCIRW”, respectively, each as of August 14, 2025.

Accordingly, the combined financial statements of VEON Holdings B.V. will become the historical financial statements of Kyivstar Group Ltd.; the assets, liabilities, and results of operations of Cohen Circle will be consolidated with Kyivstar Group Ltd. as of the beginning of the day of Closing. For accounting purposes, the financial statements of Kyivstar Group Ltd. will represent a continuation of the combined financial statements of VEON Holdings prior to the Business Combination and will be presented as those of VEON Holdings in future reports of Kyivstar Group Ltd.

Pro Forma Condensed Combined Statement of Financial Position as of June 30, 2025 (Unaudited)

USD in millions*	VEON Holdings BV (Kyivstar business) (IFRS)	Cohen Circle Historical (after IFRS adjustments and alignment reclassifications) (IFRS)	Kyivstar Group Ltd. (IFRS)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Assets
Property and equipment	746	—	—	—		746
Intangible assets	351	—	—	—		351
Goodwill	118					118
Other assets	61	—	—	—		61
Marketable securities held in Trust Account	—	238	—	(238)	A1, A2	—
Total non-current assets	1,276	238	—	(238)		1,276
Inventories	3	—	—	—		3
Trade and other receivables	44	—	—	—		44
Loan receivable from VEON Amsterdam B.V.	41	—	—	—		41
Investments and derivatives	94	—	—	—		94
Other assets	24	—	—	—		24
Cash and cash equivalents	458	—	—	239	A1, A2	468
				(61)	C
				(10)	G1
				(34)	G2, G3
				(1)	H
				(124)	B2
Total current assets	664	—	—	9		673
Total assets	1,940	238	—	(230)		1,949

Equity
Net investment attributable to equity owners of the parent	3,290	—	—	(3,290)	B1	—
Translation Reserve	(2,069)	—	—	—		(2,069)
Class A ordinary shares	—	—	—	—	D	—
Class B ordinary shares	—	—	—	—	D	—
Issued Capital	—	—	—	178	C	3,419
			—	(34)	G2, G3
				(18)	DD1, DD2, DD3
				(38)	C
				3,290	B1
				161	F
				5	CC
				(124)	B2
(Accumulated Deficit)/ Retained earnings	—	(38)	—	38	C	(144)
				(161)	F
				18	DD1, DD2, DD3
				3	G3
				1	A1
				(1)	A1
	—	—	—	(4)	CC1
Total equity	1,221	(38)	—	22		1,207

Pro Forma Condensed Combined Statement of Financial Position as of June 30, 2025
(Unaudited) — (Continued)

USD in millions*	VEON Holdings BV (Kyivstar business) (IFRS)	Cohen Circle Historical (after IFRS adjustments and alignment reclassifications) (IFRS)	Kyivstar Group Ltd. (IFRS)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Liabilities
Debt and derivatives	265	264	—	(238)	A1	290
Provisions	6	—	—	—		6
Deferred tax liabilities	17	—	—	—		17
Deferred underwriting fee		10	—	(10)	G1	—
Other liabilities	7	—	—	—		7
Total non-current liabilities	295	273	—	(248)		320
Trade and other payables	177	2	—	(2)	G3	177
Debt and derivatives	148	—	—	(0)		148
Provisions	7	—	—	—		7
Current income tax payables	22	—	—	—		22
Accrued offering costs	—	—	—	—		0
Accrued expenses	—	—	—	—		—
Promissory note – related party	—	1	—	(1)	H	—
Other liabilities	70	—	—	—		70
Total current liabilities	424	3	—	(3)		423
Total equity and liabilities	1,940	238	—	(228)		1,949

____________

*        Numbers are presented in millions and may present rounding differences

Unaudited Pro Forma Condensed Combined Income Statement for the Six-Month Period Ended June 30, 2025

USD in millions*	VEON Holdings BV (Kyivstar business) (IFRS)	Cohen Circle Historical (after IFRS adjustments and alignment reclassifications) (IFRS)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Total operating revenues	539	—	—		539
Other operating income (expenses)	1	—	—		1
Service costs	(51)	—	—		(51)
Selling, general and administrative expenses	(183)	(3)	3	BB1	(183)
Depreciation, amortization and impairments	(99)	—	—		(99)
Loss on disposal of non-current assets	(1)	—	—		(1)
Operating profit (loss)	206	(3)	3		206
Finance costs	(39)	—	8	DD2	(31)
Finance income	11	5	(4)	CC1	12
			(7)	DD3	(7)
Other non operating gain (loss), net	(4)	(26)	3	AA1	(27)
Net foreign exchange loss	(13)	—	17	DD1	4
Profit (loss) before tax	161	(24)	20		157
Income taxes	(35)	—	—		(35)
Profit (loss) for the period	126	(24)	20		122
Foreign currency translation	11	—	—		11
Fair value re-measurement of financial instruments	2	—	—		2
Total comprehensive income (loss), net of tax	139	(24)	20		135

Weighted average shares outstanding of Class A redeemable ordinary shares		23,000,000
Basic and diluted net income (loss) per Class A redeemable ordinary share		$(0.76)
Weighted average shares outstanding of Class A and B non-redeemable ordinary shares		8,620,000
Basic net income (loss) per Class A and B non-redeemable ordinary share		$(0.76)
Pro forma weighted average shares outstanding basic and diluted		n/a			229,539,685
Pro forma basic and diluted net (loss) income per share		n/a			$0.50

____________

*        Numbers are presented in millions and may present rounding differences

Unaudited Pro Forma Condensed Combined Income Statement for the Twelve-Month Period Ended December 31, 2024

USD in millions	VEON Holdings BV (Kyivstar business) (IFRS)	Cohen Circle Historical (after IFRS adjustments and alignment reclassifications) (IFRS)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Total operating revenues	919	—	—		919
Other operating income	1	—	—		1
Service costs	(100)	—	—		(100)
Selling, general and administrative expenses	(305)	—	(168)	AA, BB, DD	(474)
Depreciation, amortization and impairments, net	(166)	—	—		(166)
Loss on disposal of non-current assets	(1)	—	—		(1)
Operating profit (loss)	348	—	(168)		180
Other income: Interest earned on marketable securities held in Trust Account	—	—	—		—
Finance costs	(82)	—	25	EE2	(57)
Finance income	40	2	(2)	CC	21
			(19)	EE3
Other non operating gain (loss), net	2	(3)	—		(1)
Net foreign exchange gain	39	—	(12)	EE1	27
Profit (loss) before tax	347	(1)	(176)		171
Income taxes	(64)	—	—		(64)
Profit (loss) for the period	283	(1)	(176)		106
Foreign currency translation	(94)	—	—		(94)
Total comprehensive income (loss) for the period, net of tax	189	(1)	(176)		12

Weighted average shares outstanding – Class A		4,852,055
Basic and diluted net income (loss) per Class A redeemable common share		$(0.11)
Weighted average shares outstanding – Class B		7,262,849
Basic and diluted net income (loss) per Class B common share		$(0.11)
Pro forma weighted average shares outstanding basic and diluted		n/a			229,539,685
Pro forma basic and diluted net (loss) income per share		n/a			$0.46

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.      Basis of pro forma presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of VEON Holdings and Cohen Circle adjusted to give effect to the Business Combination and the related transactions. The unaudited pro forma condensed combined financial information sets forth and is derived from and should be read together with the following:

•        VEON Holdings’ unaudited combined statement of financial position as of June 30, 2025;

•        Cohen Circle’s unaudited balance sheet as of June 30, 2025;

•        Kyivstar Group Ltd.’s unaudited statement of financial position as of June 30, 2025;

•        VEON Holdings’ unaudited condensed combined income statement for the six-month period ended June 30, 2025;

•        Cohen Circle’s unaudited condensed statement of operations for the six-month period ended June 30, 2025;

•        VEON Holdings’ audited combined income statement for the year ended December 31, 2024;

•        Cohen Circle’s audited statement of operations for the year ended December 31, 2024; and

•        other information relating to VEON Holdings and Cohen Circle included in this prospectus, including the Business Combination Agreement and the description thereof.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is based on assumptions and estimates made and considered appropriate by management; however, it is not necessarily indicative of what VEON Holdings’ combined financial condition or results of operations would have been assuming the Business Combination had been consummated as of the date indicated, nor does it purport to represent the combined financial position or results of operations of the combined company for future periods.

The unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of Kyivstar Group Ltd. following the Closing. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and are subject to change. This unaudited pro forma condensed combined financial information does not contemplate any impacts of any synergies for Kyivstar Group Ltd. following the Business Combination. Future results may vary significantly from the results reflected due to various factors.

The historical audited financial statements of VEON Holdings have been prepared in accordance with IFRS as issued by the IASB, effective at the time of preparing the combined financial statements and applied by VEON Group, and in its presentation currency of the U.S. Dollar (“USD” or “$”). The historical audited financial statements of Cohen Circle have been prepared in accordance with U.S. GAAP and in its presentation currency of the U.S. Dollar. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting to be used by Kyivstar Group Ltd. The historical audited financial information of Cohen Circle has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information.

Management has concluded that no autonomous entity adjustments are required in accordance with Regulation S-X, as the historical financial statements of VEON Holdings and Cohen Circle include all activity for Kyivstar Group Ltd. to operate an autonomous, or standalone entity, and hence, no such adjustments have been made in the unaudited pro forma condensed combined financial information. This includes all VEON Holdings attributable shared service costs from the Seller recorded in VEON Holdings’ historical financial statements that reflect an arm’s length transaction for an autonomous or standalone entity.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined income statement are based upon the weighted average number of Kyivstar Group Ltd.’s shares outstanding for the year ended December 31, 2024 and for the six-month period ended June 30, 2025 assuming the Business Combination occurred on January 1, 2024, the beginning of the earliest period presented.

As the Business Combination was executed in accordance with the Business Combination Agreement, the Kyivstar Group Ltd. Warrants will be reclassified as a liability under IFRS and will be recognized at fair value, with subsequent changes in fair value recognized in the income statement.

In connection with the Business Combination, Cohen Circle, the Seller and Kyivstar Group Ltd. agreed to implement an equity incentive plan for Kyivstar Group Ltd., to be adopted as soon as practicable after Closing. The financial statement impact of any equity incentive plan to be adopted is not yet known and cannot be readily estimated at this stage; therefore its impact has not been included in the unaudited pro forma condensed combined financial statements.

Transaction costs related to the Business Combination will include all fees, costs, and expenses, paid or payable, by (a) any of VEON Holdings and its subsidiaries, Kyivstar Group Ltd. or Merger Sub, (b) the Seller, (c) VEON Ltd. and (d) Cohen Circle or any of its affiliates, prior to and through the Closing Date.

Kyivstar Group Ltd. shall be responsible for the payment, or shall cause the payment, of all Transaction Costs that remain unpaid as of the Closing Date.

Cohen Circle and VEON Holdings and its subsidiaries did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the entities.

2.      Accounting policy conformity changes (IFRS Adjustments and Reclassifications)

The historical financial information of Cohen Circle was prepared in accordance with U.S. GAAP. As Cohen Circle’s historical financial information is presented in accordance with the presentation of VEON Holdings’ historical financial information, the historical financial information of Cohen Circle has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications of Cohen Circle’s historical financial information are required to align with the presentation of VEON Holdings’ historical combined financial information.

The following table illustrates the U.S. GAAP to IFRS conversion adjustments and presentation alignment to present Cohen Circle’s figures in accordance with IFRS as applied by VEON Holdings:

U.S. GAAP to IFRS conversion adjustments in the statement of financial position as of June 30, 2025

USD in millions*	Cohen Circle Historical (US GAAP)	IFRS Adjustments	Note	Cohen Circle Historical IFRS
Assets
Marketable securities held in Trust Account	238	—		238
Total non-current assets	238	—		238
Cash and cash equivalents	—	—		—
Total current assets	—	—		—
Total Assets	239	—		239

Class A ordinary shares subject to possible redemption, 23,000,000 shares	238	(238)	a	—

Equity
Class A ordinary shares	—	—		—
Class B ordinary shares	—	—		—
Accumulated deficit	(12)	(15)		(27)

USD in millions*	Cohen Circle Historical (US GAAP)	IFRS Adjustments	Note	Cohen Circle Historical IFRS
Total equity	(12)	(15)		(27)
Liabilities
Debts and Derivatives	—	253	a, b	253
Deferred underwriting fee	10	—		10
Other liabilities	—	—		—
Total non-current liabilities	10	253		264
Trade and other payables	—	2	c	2
Accrued offering costs	—	—	c	—
Accrued expenses	2	(2)	c	—
Promissory note	1	—		1
Total current liabilities	3	—		3
Total equity and liabilities	239	—		239

____________

*        Numbers are presented in millions and may present rounding differences

U.S. GAAP to IFRS conversion adjustments in the income statement for the six-month period ended June 30, 2025

USD in millions	Cohen Circle Historical (US GAAP)	IFRS Adjustments	Note	Cohen Circle Historical IFRS
General and administrative expenses	(3)	—		(3)
Profit (loss) from operations	(3)	—		(3)
Other non operating gain (loss), net	—	(15)	b	(15)
Interest earned on marketable securities held in Trust Account	5	(5)	c	—
Finance income	—	5	c	5
Profit (loss) for the period	2	(15)		(14)

U.S. GAAP to IFRS conversion adjustments in the income statement for the year ended December 31, 2024

USD in millions	Cohen Circle Historical (US GAAP)	IFRS Adjustments	Note	Cohen Circle Historical IFRS
Profit (loss) from operations	—	—		—
Other non operating gain (loss), net	—	(3)	b	(3)
Interest earned on marketable securities held in Trust Account	2	(2)	c	—
Finance income	—	2	c	2
Profit (loss) for the period	2	(3)		(1)

The IFRS Adjustments and Reclassifications (presentation alignment) included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2025 are as follows:

a.      To convert Cohen Circle’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information, an adjustment is recorded to reclassify Cohen Circle Class A Ordinary Shares that were subject to possible redemption to non-current financial liabilities in accordance with International Accounting Standards 32 Financial Instruments: Disclosure and Presentation (“IAS 32”), as Cohen Circle shareholders had the right to require Cohen Circle to redeem the Cohen Circle Class A Ordinary Shares and Cohen Circle had an irrevocable obligation to deliver cash or another financial instrument for such redemption.

b.      To convert Cohen Circle’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information, an adjustment is recorded to reclassify Cohen Circle Public Warrants to non-current financial liabilities in accordance with IAS 32 and IFRS 9 Financial Instruments (“IFRS 9”). These warrants will be recorded in non-current financial liabilities at fair value based on the market price of Cohen Circle’s Public Warrants. The conversion of the warrants is based on a fair value as of August 14, 2025 to anticipate the value as of Closing date. This adjustment will impact both Cohen Circle’s statement of financial position and Cohen Circle’s income statement for the change in fair value of the public warrants.

c.      Reflects the reclassification adjustments to align Cohen Circle’s historical financial statements from U.S. GAAP to IFRS and to ensure an alignment of presentation with VEON Holdings’ combined statement of financial position and statement of income.

3.      Adjustments to the unaudited pro forma condensed combined financial information

3.1    Adjustments to the unaudited pro forma condensed combined statement of financial position as of June 30, 2025

The following adjustments have been reflected in the unaudited pro forma condensed combined statement of financial position:

A1.   To reflect the Cohen Circle Class A Ordinary Share redemption liability of $238 million reported within debts and derivatives based on a per share redemption price of $10.40 per share. This reflects an income of $1 million and an increase in cash from marketable securities held in the Trust Account of $1 million, as well as an increase in debts and derivatives by $1 million and a charge in accumulated deficit by $1 million. The difference between the redemption liability and the Cohen Circle Class A Ordinary Share value in the statement of financial position is due to the difference between total interests accrued on the Trust Account as of June 30, 2025 and expected total interests to be accrued up to the Closing Date.

A2.   To reflect the release of $238 million cash from marketable securities held in the Trust Account to cash and cash equivalents that becomes available at Closing of the Business Combination. The reclassification comes after the increase of additional income of $1 million from the Trust Account investments from June 30, 2025 up to the Closing Date.

B.      To reflect the recapitalization of VEON Holdings through:

B1.   As a result of the Pre-Closing Reorganization, the equity of VEON Holdings on the assumed date of the Pre-Closing Reorganization is contributed to Kyivstar Group Ltd., which consists of all the aggregate issued capital, in VEON Holdings to Kyivstar Group Ltd. of $3,290 million.

B2.

i.     The issuance of 206,942,440 Kyivstar Group Ltd. Common Shares.

ii.   The repayment of $124 million to the Seller, leaving up to $10 million of cash within Kyivstar Group Ltd.

C.     To reflect the redemptions of 5,847,015 Cohen Circle Class A Ordinary Shares, resulting in reductions of subscribed shares of 5,847,015, capital reserves of $61 million and cash of $61 million, resulting into a remaining balance of capital reserves of $178 million in connection with this pro forma adjustment and the elimination of the adjusted historical accumulated deficit of Cohen Circle of $38 million.

D.     Reflects the exchange of 3,971,515 Cohen Circle Class B Ordinary Shares (representing the excess of: (i) 7,905,000 Founder Shares, over (ii) the sum of (a) 2,609,647 Forfeited Sponsor Shares and (b) 1,323,838 Vesting Securities) into the same number of Cohen Circle Class A Ordinary Shares with a par value of $0.0001 pursuant to the Business Combination Agreement.

E.      Reflects the estimated share based contingent payments of 1,323,838 Vesting Securities to be granted, based on a preliminary valuation. Fair values are based on valuation techniques (Monte Carlo) using management estimates based on the best information available to management at the time of this prospectus. The Vesting Securities are a potential contingent payment arrangement with the Sponsors, based on certain trading prices of Kyivstar Group Ltd. Common Shares following the Closing and not based on any service requirements. Thus, the respective Vesting Securities vest immediately upon the satisfaction of the relevant trading price thresholds and should be considered as an adjustment to the grant date fair value of the IFRS 2 expense, regardless of whether any or both share price thresholds of the Vesting Securities is achieved. The actual compensation expense recorded for such Vesting Securities may differ from these estimates, and such differences may be material.

The Vesting Securities, consist of two equal tranches amounting to an aggregate total of 1,323,838 Kyivstar Group Ltd. Common Shares, awarded to Sponsors on the basis of the Kyivstar Group Ltd. Common Shares achieving certain trading price thresholds following the Closing of the Business Combination. The first 661,919 of the Vesting Securities will vest when the average price of Kyivstar Group Ltd. Common Shares equals or exceeds $15.00 per share for a period of 20 trading days in a 30 trading day period (the “Sponsor First Level Vesting Target”), the next 661,919 of the Vesting Securities will vest when the average price of Kyivstar Group Ltd. Common Shares equals or exceeds $20.00 per share for a period of 20 trading days in a 30 trading day period (the “Sponsor Second Level Vesting Target”). The Sponsor First Level Vesting Target and the Sponsor Second Level Vesting Target may be achieved at the same time or over the same overlapping trading days. Unvested Vesting Securities will be forfeited if (i) the Sponsor First Level Vesting Target is not met prior to the second anniversary of the Closing Date and (ii) the Sponsor Second Level Vesting Target is not met prior to the fifth anniversary of the Closing Date.

The accounting for the Vesting Securities is expected to be evaluated and determined to be consistent with a bonus payment for a successful stock exchange listing and therefore is within the scope of IFRS 2, because the Sponsors are providing a stock exchange listing service, the instruments are equity based, and the transaction does not meet the definition of a business combination under IFRS 3. As a result, the Vesting Securities are expected to be classified as equity and are recognized at fair value and compared to the fair value of the net assets of Cohen Circle. Any difference between the fair value of the shares deemed issued by the Company and the fair value of the net assets of Cohen Circle represents a service received by the Company for the stock exchange listing. Accordingly, a separate adjustment has been recorded to increase the estimated stock exchange listing expense for the estimated fair value of the Vesting Securities.

Fair value Conclusions

USD in millions, except share and per share data	Hurdle Price	Number outstanding	Fair Value per Vesting security	Total Fair Value
Tranche 1	$15.00	661,919	$8.70	$6
Tranche 2	20.00	661,919	8.10	5
Total		1,323,838		$11

F.      The difference in the estimated fair value of equity instruments (i.e., shares and warrants issued by Kyivstar Group Ltd.) over the fair value of identifiable net assets of Cohen Circle represents a service for listing of the Kyivstar Group Ltd. Common Shares and is accounted for as a share-based payment expense in accordance with IFRS 2. The cost of the service, which is a non-cash and non-recurring expense, is estimated to be $161 million, based on the calculation presented in the table below using Cohen Circle market prices as of August 14, 2025 for both the Cohen Circle Public Warrants to be automatically converted into Kyivstar Group Ltd. Warrants and Cohen Circle Class A Ordinary Shares to be exchanged for Kyivstar Group Ltd. Common Shares, each to be issued by Kyivstar Group Ltd.

The net assets of Cohen Circle for the purposes of the IFRS 2 calculation represent the net assets of Cohen Circle as of the Closing Date.

Cohen Circle fair value

USD in millions, except share and per share data	Per Share value	Shares	Fair Value
Cohen Circle Class A Ordinary Shares*	$12.70	21,839,500	$277
Kyivstar Group Ltd. Common Shares issuable to Non-Redeeming Shareholders**	12.70	757,745	10
Vesting securities – Tranche 1	8.70	661,919	6
Vesting securities – Tranche 2	8.10	661,919	5
Warrants fair value	3.35	7,666,667	26
Fair value of consideration		31,587,750	324
Cohen Circle’s net assets			202
Removal of warrant liabilities from net assets			26
Cohen Circle redemption payments			(61)
Cohen Circle Transaction costs			(4)
Cohen Circle proforma interests on Trust Account			1
Net Assets Acquired			163
Excess of fair value of consideration over Cohen Circle’s net assets (IFRS 2 Charge for listing service)			$161

____________

*        This balance is derived from the sum of: (i)17,152,985 Cohen Circle Class A Ordinary Shares held by the Public Shareholders, plus (ii) 3,971,515 Cohen Circle Class B Ordinary Shares held by the Sponsor (representing the excess of: (i) 7,905,000 Founder Shares, over (ii) the sum of (a) 2,609,647 Forfeited Sponsor Shares and (b) 1,323,838 Vesting Securities), which will convert on a one-for-one basis into Cohen Circle Class A Ordinary Shares in connection with Closing; plus (iii) 715,000 Cohen Circle Class A Ordinary Shares underlying the Cohen Circle Private Placement Units held by the Sponsor.

**      In the absence of a trading market for the Kyivstar Group Ltd. Common Shares as of the date of Closing, the fair value of the Kyivstar Group Ltd. Common Shares issuable to the Non-Redeeming Shareholders has been determined based on observable market data for similar securities with an active trading market. Because the Kyivstar Group Ltd. Common Shares to be issued to the Non-Redeeming Shareholders will be fungible with the Kyivstar Group Ltd. Common Shares to be exchanged for the Cohen Circle Class A Ordinary Shares in connection with the closing of the Transactions, the Cohen Circle Class A Ordinary Shares has been determined to represent the most similar securities with an active trading market. Accordingly, the same market price of the Cohen Circle Class A Ordinary Shares reflected in the table above has been employed as the fair value of the Kyivstar Group Ltd. Common Shares to be issued to the Non-Redeeming Shareholders.

G.     Represents payment of estimated transaction costs of $44 million to be incurred as a part of the Business Combination.

G.1   Payment of deferred underwriters’ fees of $10 million. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of cash and cash equivalents of $10 million with a corresponding decrease of $10 million to deferred underwriting fee payable.

G.2   Payment of incremental expenses attributable to equity issuance costs related to the Business Combination incurred through the Business Combination Closing Date of $27 million. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of cash and cash equivalents of $27 million with a corresponding decrease of $27 million to issued capital.

G.3   Payment of all other incremental expenses related to the Business Combination incurred through the Business Combination Closing Date of $7 million of which $2 million of trade payables were already recorded within balance sheet. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of cash and cash equivalents of $7 million with a corresponding increase of $7 million to accumulated deficit.

H.     Reflects the reimbursement of a promissory note to Cohen Circle Sponsor I, LLC (related party) of $1 million.

3.2    Adjustments to the unaudited pro forma condensed combined income statement for the six-month period ended June 30, 2025

The following adjustments have been reflected in the unaudited pro forma condensed combined income statement:

AA1.To reflect the change in fair value of warrants over the six-month period ended June 30, 2025, excluding any impact in connection with the year ended December 31, 2024.

BB1. To reflect the elimination of transaction costs recorded within the income statement for the six-month period ended June 30, 2025, which amounted to $3 million.

CC1. To reflect the elimination of interest income generated from the investments held in the Trust Account.

DD.   To reflect the elimination of interest expense in connection with the April 2025 and June 2025 bonds and interest income in connection with Loan receivable from VEON Amsterdam as follows:

DD1.The elimination of net foreign exchange loss of $17 million.

DD2.The elimination of interest expense of $8 million.

DD3.The elimination of interest income earned on the Loan receivable from VEON Amsterdam of $7 million.

4.3    Adjustments to the unaudited pro forma condensed combined income statement for the year ended December 31, 2024

The following adjustments have been reflected in the unaudited pro forma condensed combined income statement:

AA.  To reflect the preliminary estimated share-based compensation expense recognized, in accordance with IFRS 2, for the excess of the fair value of Kyivstar Group Ltd. Common Shares issued and the fair value of Cohen Circle’s identifiable net assets acquired from the Business Combination.

Resulted in an adjustment for the $161 million excess of the fair value of the shares issued over the value of the net assets acquired in the Business Combination reflecting actual redemptions.

BB.   To reflect the expense related to the transaction costs of the Business Combination for legal, financial advisory, accounting and other professional fees of $7 million. This is a nonrecurring item.

CC.   To reflect the elimination of interest income generated from the investments held in the Trust Account.

DD.   To reflect the estimated grant date fair value of the Vesting Securities, and related share-based compensation expense, as described in pro forma adjustments E and AA. This is a nonrecurring item.

EE.   To reflect the elimination of interest expense in connection with the April 2025 and June 2025 bonds and interest income in connection with Loan receivable from VEON Amsterdam as follows:

EE1. The elimination of net foreign exchange gain of $12 million

EE2. The elimination of interest expense of $25 million

EE3. The elimination of interest income earned on the Loan receivable from VEON Amsterdam of $19 million

4.      Pro forma Share and Earnings per Share Information

The pro forma earnings per share calculation represents the earnings per share attributable to shareholders calculated using the pro forma basic and diluted weighted average shares outstanding of Kyivstar Group Ltd. as a result of the pro forma adjustments to reflect the Business Combination as occurring on January 1, 2024. The calculation of pro forma weighted average shares outstanding for basic and diluted net profit attributable to shareholders per share reflects that the shares issued in connection with the Business Combination have been outstanding for the entire period presented and the Business Combination occurring on January 1, 2024, the beginning of the most recent annual period presented with this prospectus. Potentially dilutive outstanding securities, such as the Kyivstar Group Ltd. Warrants, were excluded from the computation of pro forma net income per share, basic and diluted, because their effect would have been anti-dilutive.

As the Transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average Kyivstar Group Ltd. Common Shares outstanding for basic and diluted net profit for the period per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire period presented.

Proforma earning per share

	As of and for the six-month period Ended June 30, 2025
USD in millions, except share and per share data	VEON Holdings BV (Kyivstar business) (IFRS)	Cohen Circle Historical (after IFRS adjustments and alignment reclassifications) (IFRS)	Kyivstar Group Ltd.	Proforma combined
Numerator
Profit for the period				122
Denominator
VEON Amsterdam B.V.				206,942,440
Cohen Circle Public Shareholders				17,152,985
Sponsors (Excluding Vesting Securities)				4,686,515
Investors Party to Non-Redemption Agreements				757,745
Weighted average shares outstanding basic and diluted*		28,027,500		229,539,685
Net profit per share basic and diluted				$0.53

____________

*        Weighted average shares outstanding basic and diluted exclude Public Warrants, Vesting Securities and Long Term Equity Plan

Proforma earning per share

	As of and for the Year Ended December 31, 2024
USD in millions, except share and per share data	VEON Holdings BV (Kyivstar business) (IFRS)	Cohen Circle Historical (after IFRS adjustments and alignment reclassifications) (IFRS)	Kyivstar Group Ltd.	Proforma combined
Numerator
Profit for the period				106
Denominator
VEON Amsterdam B.V.				206,942,440
Cohen Circle Public Shareholders				17,152,985
Sponsors (Excluding Vesting Securities)				4,686,515
Investors Party to Non-Redemption Agreements				757,745
Weighted average shares outstanding basic and diluted*		28,027,500		229,539,685
Net profit per share basic and diluted				$0.46

____________

*        Weighted average shares outstanding basic and diluted exclude Public Warrants, Vesting Securities and Long Term Equity Plan

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of Kyivstar’s financial condition and results of operations should be read together with the combined financial statements and the related notes of VEON Holdings B.V., appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to Kyivstar’s plans, objectives, expectations, projections, and strategy for its business, includes forward-looking statements that involve risks, uncertainties and assumptions. As a result of many factors, including those set forth under the “Risk Factors” section and elsewhere in this prospectus, Kyivstar’s actual results could differ materially from the results described in or implied by these forward-looking statements contained in the following discussion and analysis. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a telecommunications and digital business, operating Ukraine’s leading provider of mobile communication by number of subscribers and broadband services by number of access lines, as of December 31, 2024. We provide mobile, digital and fixed-line services to over 23 million mobile customers and over 1.1 million broadband subscribers as of December 31, 2024. For the year ended December 31, 2024 and the six months ended June 30, 2025, our profit for the period was $283 million and $126 million, respectively, and Adjusted EBITDA was $515 million and $306 million, respectively, reflecting our strong operational efficiency and continued profitability. In the same periods, our profit margin was 31% and 23%, respectively, and our Adjusted EBITDA Margin was 56% and 57%, respectively. Our margins and Adjusted EBITDA have remained strong through the war in Ukraine, due to our focus on customer retention and continuity of service during this period. See “— Key Performance Indicators and Non-IFRS Financial Measures” for a discussion of the basis of the presentation of the financial statements of Kyivstar included elsewhere in this prospectus and a description of our non-IFRS financial measures.

We were founded in 1994 under the name “Bridge,” and we were one of the first mobile networks in Ukraine. We initially focused on mobile services and, throughout the 2000s, we broadened our offerings by investing in mobile data services and modernizing our infrastructure to support the rollout of 3G and later 4G LTE networks. In 2005, already a leader in the Ukrainian telecom market, we were acquired by our former parent company, VEON (formerly VimpelCom).

We operate two related business lines: mobile telecommunications services and fixed-line telecommunications services, which accounted for 94% and 5% of our revenue for the year ended December 31, 2024, respectively, and approximately 95% and 5% of our revenue for the six months ended June 30, 2025, respectively (with other revenue constituting approximately 1% of our revenue in each period). In our mobile telecommunications services business, we provide (1) mobile services, including voice, messaging and wireless internet, as well as (2) digital services, including (i) big data and technology services via our technology company, Kyivstar.Tech, (ii) a suite of self-service options through our self-service app, MyKyivstar, (iii) digital health services through Helsi and (iv) digital TV content on the Kyivstar TV platform in partnership with PLUS TV LLC. In our fixed-line telecommunications services business, we provide voice, data and internet services, including corporate internet access, fixed-line telephone, data transmission and fixed-mobile convergence, as well as internet-TV via FTTB network connections.

We provide services both to individual retail customers (our “B2C” customers) and to corporate customers (“B2B” customers). B2C customers are either on prepaid or post-paid contracts. As of December 31, 2024, approximately 76% of our B2C mobile customers were on prepaid contracts. Our B2B customers range from large enterprises to small- and medium-sized enterprises.

All of our compliance, internal audit, treasury, strategy and M&A functions are centralized, allowing for efficiency and synergies across our business. During the year ended December 31, 2024, we had over 4,000 employees, over 500 of whom were employed by Kyivstar.Tech.

We are also Ukraine’s largest mobile operator by number of customers. For the year ended December 31, 2024, we had over 47% of the market share based on the number of customers across Ukrainian network providers. We are also a leading provider in the B2B mobile market, with 11% of our active three-month subscribers being B2B customers as of December 31, 2024, approximately 8% being B2B large enterprise customers and 3% being small and medium enterprise customers.

In recent years, we have taken steps to diversify through strategic acquisitions. In August 2022, we acquired a controlling stake in Helsi, a digital healthcare platform based in Ukraine, and in May 2025, we increased our stake in Helsi from 69.99% to 97.99%. In the year ended December 31, 2024, Helsi generated $5.2 million of revenue, compared to $2.9 million in the year ended December 31, 2023. Additionally, in December 2022, we spun off Kyivstar.Tech into a separate technology company, which remains wholly owned by us. In the year ended December 31, 2024, Kyivstar.Tech generated $24.2 million of revenue ($24.0 million of which was attributable to intra-Pre-Business Combination Kyivstar Group companies), compared to $19.4 million ($19.3 million of which was attributable to intra-Pre-Business Combination Kyivstar Group companies) in the year ended December 31, 2023. Our commitment to strategic growth continued with our acquisition of Lan Trace, a regional fixed broadband provider, for $2 million in September 2024. Further, in April 2025, we acquired 97% of the shares in Uklon, a ride-hailing and delivery platform, for total consideration of $158 million. See “Business — Recent Developments.”

The Transactions

On March 18, 2025, Cohen Circle, the Seller, VEON Holdings, Kyivstar Group Ltd. and Merger Sub entered into the Business Combination Agreement, pursuant to which the parties thereto consummated the Business Combination on August 14, 2025. The Business Combination Agreement contained customary representations and warranties, covenants, closing conditions and other terms relating to the Merger and the other transactions contemplated thereby.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement undertook a series of transactions pursuant to which, among other things (i) at the Sale Effective Time, the Seller sold to Kyivstar Group Ltd. all of the issued and outstanding equity of VEON Holdings in exchange for the Kyivstar Group Ltd. Common Shares and the Seller Loan Note, whereby VEON Holdings became a direct, wholly owned subsidiary of Kyivstar Group Ltd., and (ii) at the Merger Effective Time, the Parties effected the Merger upon the terms and subject to the conditions of the Business Combination Agreement and the Plan of Merger and in accordance with the Companies Act, whereby on the Closing Date, Merger Sub was merged with and into Cohen Circle, with Cohen Circle continuing as the surviving company of the Merger and a direct, wholly owned subsidiary of Kyivstar Group Ltd.

Following the satisfaction of the conditions set forth in the Business Combination Agreement, the Closing occurred by electronic exchange of documents and the Merger was consummated by the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands in accordance with the Companies Act (As Revised) of the Cayman Islands on August 14, 2025 (the Merger becoming effective at such date).

Significant Factors Affecting our Results of Operations

The War in Ukraine

The war in Ukraine has adversely impacted our operations. On February 24, 2022, Russian military forces invaded Ukraine, leading to a series of challenges that have adversely affected our results for the years ended December 31, 2023 and 2024. The adverse impact of full-scale war resulted in the loss of approximately 1.4 million mobile customers from January 2022 to December 2022, with a declining trend in subsequent years. In the period from January 2022 to December 2024, we experienced losses of up to 3.1 million subscribers, which was attributed to migration, loss of territories and technical subscriber base clean-up. We have also experienced destruction and damage of our infrastructure and recognized impairment losses from restoration and preventative measures as a result of the war, as further described below. We anticipate that our future results of operations will continue to be impacted due to several factors related to the war, including volatility in foreign currency exchange rates, partial damage to our sites, the loss and potential loss of some customers and the impact of sanctions and export control restrictions.

Additionally, the war led to a surge in certain commodity prices, such as wheat, oil and gas and other inflationary pressures, which have affected and may continue to affect our customers’ spending patterns. For example, our blended electricity tariff (the average price we pay for electricity) increased by 28.1% in 2023 and 27.3% in 2024. As of December 31, 2024, the increases in electricity prices, which are in line with Eastern European levels, have already been reflected in our margins because electricity constitutes one of our key cost items. We have also made substantial investments in network resilience during the years ended December 31, 2023 and 2024, which required substantial electricity consumption, thereby increasing both our consumption and associated costs. See “Risk Factors — Risks

Related to the Business and Industry of Kyivstar — Risks Related to the War in Ukraine — We have experienced, and may continue to experience, disruptions to our business, financial conditions and results of operation as a result of the war, including due to increased operating costs and damage to network infrastructure and assets.”

As of February 2025, the United Nations High Commissioner for Refugees estimated that approximately 6.8 million refugees from Ukraine have been recorded globally. In addition, Ukraine has sustained significant damage to its infrastructure and assets. These events and other war-related impacts had, and we expect will continue to have, a measurable impact on our customer base, their use and spending on our services. For further information, see “Risk Factors — Risks Related to the Business and Industry of Kyivstar — Risks Related to the War in Ukraine — We have seen and may continue to see changes in customer demand due to migration and population shifts.” While we carried war-related insurance in the year ended December 31, 2022 that we expect to cover part of the damages and mitigate some of the initial financial impact we sustained, since 2023, war-related coverage for Ukraine has become unavailable. In the years ended December 31, 2023 and 2024, we did not receive payment for our war-related insurance claim from 2022. Due to the uncertainty surrounding the timing and amount of any payout, we have not recognized any receivables in this respect in our financial statements for these periods.

We have also experienced a decline in revenue and profit margin from international mobile termination rates charged to Ukrainian customers due to the number of customers that have moved and continue to remain abroad relative to guest roamers (users from a different country who use our network while in Ukraine, for which we receive payment from their home mobile network operator). In addition, we have experienced a decline in revenue from our B2B customers as corporate spending on telecommunications decreased significantly following the onset of the war. EU policies regulating roaming charges for Ukrainians have also impacted our profit margins. The EU roaming policies were extended in April 2023 and continue to provide Ukrainians with access to free roaming areas. In June 2024, Ukrainian President Volodymyr Zelensky signed a law establishing a single roaming area with the EU, ensuring that Ukrainian mobile users can continue to use their devices in EU countries without additional charges and vice versa for EU visitors in Ukraine. Additionally, the European Commission has continued its efforts to integrate Ukraine into the EU roaming area, which could eliminate roaming charges for Ukrainian customers indefinitely throughout the EU, if adopted. While there is a potential for margin uplift if and when our subscribers return, we have introduced our “Roaming Like at Home” offering to retain our subscribers abroad, with approximately 1.2 million users utilizing the offer as of December 31, 2024. In addition to supporting customer retention, the offering generates revenue in hard currencies from international operators, which contributes to higher profit margins compared to revenues from our Ukrainian customer base.

We have also incurred maintenance expenses to repair and prevent further damage to our mobile and fixed-line telecommunications infrastructure in Ukraine. For the year ended December 31, 2024, costs related to security, fuel for diesel generators, batteries and mitigation measures amounted to approximately $45.3 million (UAH 1,866.8 million), compared to $22.5 million (UAH 822.0 million) for the year ended December 31, 2023. As of December 31, 2024, we and UTC have experienced partial destruction of our infrastructure in Ukraine, with about 5.3% of our combined telecommunication network damaged or destroyed, of which about 82% has been restored. As of December 31, 2024, approximately 6% of our current combined network remained non-functional and located in Russian-occupied territories. We recognized impairment losses of $3 million in the year ended December 31, 2024 from active network restoration in de-occupied territories and from a range of preventative measures we undertook in the event of further attacks on power infrastructure. We may need to record future impairment charges, which could be material, if the war continues or escalates or due to other related macroeconomic conditions. In addition, with increased targeting of Ukraine’s electrical grid, we have faced challenges in ensuring that our network assets in Ukraine have a power source. As of December 31, 2024, we had installed approximately 2,600 additional generators and approximately 176,000 additional batteries to help ensure backup capacity.

Our results of operations have also been impacted by sanctions. In May 2024, JSC Kyivstar’s local custodian notified us that all of JSC Kyivstar’s shares had been blocked from voting and transferring, which prevented and continues to prevent any such transactions involving JSC Kyivstar’s shares. We and our parent company, VEON, continue to work with the local custodian to remove all restrictions on our corporate rights in JSC Kyivstar. Given the impact of the decision of the current custodian of JSC Kyivstar is limited to certain voting actions, such as changing JSC Kyivstar’s charter or appointing a local Ukrainian auditor, it does not critically impact our day-to-day operations, and we do not expect the restrictions to impact the Demerger. See further “Business — Litigation and Other Proceedings — Freezing of Corporate Rights in JSC Kyivstar.”

Cyberattack in 2023

Since the war began, we have faced and expect to continue facing challenges in our performance in Ukraine, which will be exacerbated as the conflict continues. For example, on December 12, 2023, we announced that our network had been the target of a widespread external cyber-attack causing a technical failure. This resulted in a temporary disruption of our network and services, interrupting the provision of voice and data connectivity on mobile and fixed networks, international roaming and SMS services, among others, for our customers in Ukraine and abroad. Our technical teams, working in collaboration with Ukrainian law enforcement and government agencies and the Security Service of Ukraine, restored services in multiple stages, starting with voice and data connectivity. For more information, see “Business — Information Technology and Cybersecurity — Cyber-Attack in December 2023.”

After stabilizing the network, we immediately initiated a “customer appreciation” program to thank our customers for their loyalty, offering them a discount on one billing cycle of services on select types of contracts, despite no legal obligation to do so. As a result of the incident and the “customer appreciation” program, there was a financial impact on our combined results, notably combined revenue, for the years ended December 31, 2023 and 2024, primarily due to foregone revenue. We estimate the impact of the incident and “customer appreciation” program offer on operating revenue for the years ended December 31, 2023 and 2024 was approximately $23 million and $46 million, respectively.

Foreign Currency Translation

Our combined financial statements are presented in U.S. dollars and in accordance with International Accounting Standards (“IAS”) 21, The Effects of Changes in Foreign Exchange Rates, using the current rate method of currency translation with the U.S. dollar as the reporting currency. Our results of operations are affected by increases or decreases in the value of the U.S. dollar or Ukrainian hryvnia. Our exposure to the risk of changes in foreign exchange rates relates primarily to our operating activities (when our trade receivables and trade payables are denominated in foreign currencies) and financing activities (when interest-bearing borrowings are denominated in foreign currencies). For example, our capital expenditures on equipment and software have increased significantly in the years ended December 31, 2023 and 2024 as these costs are denominated in hard currencies, such as euros. The depreciation of the Ukrainian hryvnia in the years ended December 31, 2023 and 2024 has further increased the cost of investing in critical infrastructure.

When the Ukrainian hryvnia depreciates against the U.S. dollar in a given period, our results expressed in U.S. dollars will be lower, even assuming consistent Ukrainian hryvnia revenue across the periods. The value of the Ukrainian hryvnia experienced significant volatility following the outbreak of the war in Ukraine, which resulted in the National Bank of Ukraine (“NBU”) fixing the Ukrainian hryvnia to a set rate of 29.25 to the U.S. dollar in February 2022. In July 2022, the NBU devalued the Ukrainian hryvnia to a set rate of 36.57 to the U.S. dollar, representing a devaluation of 25%. On October 3, 2023, the NBU transitioned to a managed flexible exchange rate regime, allowing the Ukrainian hryvnia’s value to fluctuate based on market conditions. This resulted in an average exchange rate of 40.16 Ukrainian hryvnia to one U.S. dollar for the year ended December 31, 2024. See “— Going Concern, Liquidity and Capital Resources — Quantitative and Qualitative Disclosures about Financial Risk — Foreign currency exposure.” The NBU is expected to continue to significantly limit exchange rate fluctuations, preventing both a significant weakening and a significant strengthening of the Ukrainian hryvnia, and we cannot be certain that the Ukrainian hryvnia will be pegged to the U.S. dollar at a later date.

To counteract the effects of the aforementioned risks, we engage in certain hedging strategies. However, our hedging strategies may prove ineffective if, for example, exchange rates fluctuate in response to legislative or regulatory actions by a government with respect to its currency.

Macroeconomic Trends

We are affected by a broad range of international economic developments. Unfavorable economic conditions may significantly impact our customers’ spending patterns, both in terms of the products they subscribe to and their usage levels. As a result, it may be more difficult for us to attract new customers, more likely that customers will downgrade or disconnect their services, or that it will become more difficult for us to maintain our mobile customer base. For example, inflationary pressures are affecting customer purchasing power. Inflation may require us to charge higher prices that some customers may be unable to afford, potentially leading them to opt for lower-cost alternatives. Despite our significant investments in the modernization, restoration and strength of our network, we have seen limited growth in our ARPU in hard currency equivalent in recent years due to reduced customer purchasing power. In addition, economic downturns may also impact our ability to decrease our costs, execute our strategies, take advantage of future opportunities, respond to competitive pressures, refinance outstanding debt or meet unexpected financial requirements.

Further, the increasing prices of fossil fuels and rising inflation rates have had and are expected to continue to have broader adverse effects on the Ukrainian economy. Sustained high levels of inflation in Ukraine, in addition to deteriorating economic conditions as a result of the ongoing war with Russia, may create significant imbalances in the Ukrainian economy and undermine any efforts the government is taking to create conditions that support economic growth. This in turn may have an adverse impact on our results of operations. See “Risk Factors — Risks Related to the Business and Industry of Kyivstar — Risks Related to our Operations — The international economic environment, inflationary pressures, geopolitical developments and unexpected global events could cause our business to decline.”

Outside of the ongoing war, we are exposed to other geopolitical developments. In particular, global economic markets have seen extensive volatility over the past few years as a result of events such as the outbreak of the COVID-19 pandemic, the war between Israel and Hamas, the escalation of the conflict between Israel and Iran and in the surrounding region, including the involvement of the United States, the closing of certain U.S. financial institutions by U.S. regulators from March 2023, the announcement by the United States of proposals for, or the imposition of, tariffs on certain non-U.S. goods and political instability. These events have created, and may continue to create, significant disruption of the global economy, supply chains, distribution channels and financial and labor markets. The market disruption and volatility from these events have caused us to experience reductions in business activity, increases in funding costs, decreases in asset values, additional write-downs and impairment charges and lower profitability. Our profit margins during high inflation could be harmed if we are unable to sufficiently increase our prices to offset any significant future increase in the inflation rate, manifested in inflationary increases in salary, wages, benefits and other administrative, supply and energy costs, and such price increases may be difficult with our mass market and price-sensitive customer base.

Recent Acquisitions

From time to time, we undertake acquisitions, which may affect comparability of our results of operations across periods. Our decisions to engage in such transactions are opportunistic and subject to market conditions. For example, in April 2025, we acquired Uklon, a leading Ukrainian ride-hailing and delivery platform. Upon closing of the deal, we acquired 97% of Uklon shares for a total consideration of $158 million. In connection with the acquisition of Uklon, JSC Kyivstar entered into a symmetrical put and call option agreement for the remaining 3% interest in Uklon, which may be exercised within three years of closing. See “Business — Recent Developments.” Consummation of such transactions may have an effect on comparability of our results from one period to another.

In August 2022, we acquired 69.99% of Helsi, an IT e-health provider in Ukraine, which aimed to enhance our presence in the IT e-health sector, leveraging Helsi’s software, IT staff and expertise, for an aggregate cash consideration of $15 million. As part of the share purchase agreement, JSC Kyivstar entered into a symmetrical put and call option agreement for the remaining 30.01% interest in Helsi. As a result, on the acquisition date, we determined that we had a present ownership interest in the remaining 30.01% interest in Helsi and accounted for the put liability as part of the consideration transferred, and no non-controlling interest was recognized. Accordingly, the put option has been recorded as a financial liability at the present value of the amounts payable on exercise with subsequent changes recognized in profit or loss. At the time of acquisition, the expected payout for this option was valued at $7 million, but as of December 31, 2023, it had increased to $11 million. The expected payout for the put option is included in our debt and derivatives, and the option itself is recorded under other investments at the discounted redemption amount, with a valuation of $9 million as of December 31, 2024. This change in valuation was due to an unwinding of interest amounting to $2 million included in finance costs, partially offset by a gain from change in fair value of put option liability amounting to $3 million, included in other non-operating gain/(loss) net, and gains from foreign currency translations amounting to $1 million. See “— Indebtedness.” In May 2025, we increased our stake in Helsi to 97.99%. See “Business — Recent Developments.”

In addition to our recent M&A transactions, in November 2024, we successfully acquired 2x5 MHz spectrum in the 2100 MHz band and 40 MHz spectrum in the 2300 MHz band at an auction held by the NCEC, investing UAH 1.43 billion ($34 million) in the Ukrainian economy through this spectrum acquisition as part of our joint intention with VEON to invest $1 billion in Ukraine between 2023 and 2027. See “— Intention to Invest in Ukraine” below.

Intention to Invest in Ukraine

In 2024, we and VEON announced our joint intention to invest $1 billion in Ukraine between 2023 and 2027 as a shared strategic initiative, focusing on several key areas to drive growth and innovation. Together with VEON, we intend to deploy this investment through a variety of capital streams by Kyivstar and UTC, which is owned by VEON, including social investments in infrastructure and technological development, charitable donations and strategic acquisitions. This strategy includes the development of our core business through network development, energy resilience, technological leadership, digitalization and development of our existing business lines, as well as M&A, specifically by driving digital revenue and building out our digital ecosystem via strategic acquisitions. See “Business — Our Strategies.” We expect to continue to pursue strategic, opportunistic acquisitions, which may impact the comparability of our results in future periods. See “— Recent Acquisitions.”

Contributions towards the $1 billion goal include capital expenditure spend for 2023 and 2024. For example, as discussed above, in November 2024, we successfully acquired 2x5 MHz spectrum in the 2100 MHz band and 40 MHz spectrum in the 2300 MHz band at an auction held by NCEC, investing UAH 1.43 billion ($34 million) as part of this investment. Additionally, a significant portion of these expenditures related to the expansion of our roaming and international interconnect businesses, which is important for generating cash in stable foreign currencies, such as euros. Furthermore, in April 2025, Kyivstar acquired Uklon for a total consideration of $158 million. As we continue to execute on these initiatives, we expect capital expenditures to remain elevated in the near term.

The intention to invest $1 billion represents a nonbinding shared strategic initiative of Kyivstar and VEON together — there is no formal or intended division of investments between Kyivstar and VEON. As the parent of Kyivstar, VEON may contribute towards the $1 billion goal either directly or indirectly (i.e., by way of reinvestment through its subsidiaries, Kyivstar and UTC). The investments reflect our ongoing strategy and are being made in the ordinary course of business, independent of any regulatory mandate. Furthermore, the investments will require no borrowing by Kyivstar or VEON, as the source of funding has been, and is expected to continue to be, solely generated by operational cash. While not a formal guarantee, our stated intention to invest $1 billion in Ukraine represents a forward-looking goal that will remain subject to ongoing assessment and evolving circumstances.

Expanding our Multiplay Strategy

The cornerstone of our growth strategy includes 4G-based growth in mobile connectivity, expanding our digital services and increasing customer spend across our complementary service portfolio (i.e., our multiplay strategy). The number of multiplay customers has grown in both relative and absolute terms, reaching approximately 6.1 million subscribers as of December 31, 2024, a 49% increase from 4.1 million in 2023. Our revenue from multiplay customers has grown approximately 46% between 2023 and 2024, from $179 million in the year ended December 31, 2023 to $260 million in the year ended December 31, 2024.

In addition, we have seen an upward trend in ARPU due to an increase in multiplay customers, with average monthly ARPU increasing from $2.90 for the year ended December 31, 2023 to $3.00 for the year ended December 31, 2024. This pursuit of growth by cross selling to our customers across our mobile connectivity and digital services has led to higher capital expenditures and increased spectrum acquisitions and renewals for the years ended December 31, 2023 and 2024, including as a result of investments into our network infrastructure.

Explanation of key line items in the historical combined statements of income

Service revenue

Service revenue includes revenue from airtime charges from contract/postpaid and prepaid customers, monthly contract fees, interconnect revenue, roaming charges and charges for value added services (“VAS”). VAS include short messages, multimedia messages, caller number identification, call waiting, data transmission, mobile internet, downloadable content, mobile finance services, machine-to-machine and other services. The content revenue relating to VAS is presented net of related costs when our performance obligation is to arrange the provision of the services by another party (we act as an agent) and gross when we are primarily responsible for fulfilling the obligation to provide such services to the customer.

Revenue from services with a fixed term, including fixed-term tariff plans and monthly subscriptions, is recognized on a straight-line basis over time. For pay-as-you-use plans, in which the customer is charged based on actual usage, revenue is recognized on a usage basis. Some tariff plans allow customers to rollover unused services to the following period. For such tariff plans, revenue is generally recognized on a usage basis.

For contracts that include multiple service components, such as voice, text and data, revenue is allocated based on stand-alone selling price of each performance obligation. The stand-alone selling price for these services is usually determined with reference to the price charged per service under a pay-as-you-use plan to similar customers.

Upfront fees, including activation or connection fees, are recognized on a straight-line basis over the contract term. For contracts with an indefinite term, such as prepaid contracts, revenue from upfront fees is recognized over the average customer life.

Revenue from other operators, including interconnect and roaming charges, is recognized based on the price specified in the contract, net of any estimated retrospective volume discounts. Accumulated experience is used to estimate and provide for the discounts.

All service revenue is recognized over time as services are rendered when we act as a principal. Service revenue is recognized net of discounts, returns and value added taxes.

Service costs

Service costs consist primarily of interconnect and roaming costs.

Selling, general and administrative expenses

Selling, general and administrative expenses consisted primarily of network and IT costs, personnel costs and customer associated costs in the years ended December 31, 2023 and 2024, with additional costs coming from facility and office supplies, taxes other than income taxes, consulting, professional and other services, losses on receivables and other costs contributing smaller amounts.

Depreciation

Property and equipment is stated at cost, net of any accumulated depreciation and accumulated impairment losses.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The useful life of our assets generally fall within the following ranges:

Class of property and equipment	Useful life
Telecommunication equipment	5 – 20 years
Buildings and constructions	5 – 30 years
Office and other equipment	2 – 8 years
Right-of-use assets	Equivalent lease term

Each asset’s residual value, useful life and method of depreciation is reviewed at the end of each financial year and adjusted prospectively, if necessary.

Where applicable, we have applied sale and leaseback accounting principles, whereas the right-of-use asset arising from the leaseback is measured at the proportion of the previous carrying amount of the asset that relates to our retained right of use. Accordingly, we recognize only the amount of any gain or loss that relates to the rights transferred to the buyer-lessor.

Amortization

Intangible assets acquired separately are carried at cost less accumulated amortization and impairment losses.

Intangible assets with a finite useful life are generally amortized with the straight-line method over the estimated useful life of the intangible asset. The amortization period and the amortization method for intangible assets with finite useful lives are reviewed at least annually and fall within the following ranges:

Class of intangible asset	Useful life
Telecommunications licenses, frequencies and permissions	3 – 20 years
Software	3 – 10 years
Brands and trademarks	3 – 15 years
Customer relationships	15 – 40 years
Other intangible assets	4 – 10 years

Goodwill is recognized for the future economic benefits arising from net assets acquired that are not individually identified and separately recognized. Goodwill is not amortized but is tested for impairment annually and as necessary when circumstances indicate that the carrying value may be impaired.

Finance costs

Finance costs consist of deferred and contingent consideration fair value adjustments, interest on loans, financing and debentures, fair value adjustments of subscription rights, other interest and expense, exchange variation (foreign exchange losses) and exposure premium expense.

Finance income

Finance income consists of income on financial investments, interest income and discounts obtained.

Net foreign exchange gain/(loss)

Net foreign exchange gain consists of the total gains or losses arising from currency exchange rate fluctuations affecting our foreign currency transactions and balances.

Results of operations

The following table sets out our results of operations for the two fiscal periods ended June 30, 2025 and June 30, 2024:

	For the six months ended June 30
	2025	2024
	(USD in millions)
Service revenue	536	419
Other revenue	3	2
Total operating revenue	539	421
Other operating income	1	—
Service costs	(51)	(47)
Selling, general and administrative expenses	(183)	(142)
Depreciation	(66)	(59)
Amortization	(29)	(22)
Impairment, net	(4)	(2)
Loss on disposal of non-current assets	(1)	—
Operating profit	206	149
Finance costs	(39)	(42)
Finance income	11	16
Other non-operating gain/(loss), net	(4)	1
Net foreign exchange gain/(loss)	(13)	10
Profit before tax	161	134
Income taxes	(35)	(26)
Profit for the period	126	108

Comparison of the Six Months Ended June 30, 2025 and 2024

Services revenues

Services revenues increased by $117 million, or 27.9%, from $419 million for the six months ended June 30, 2024 to $536 million for the six months ended June 30, 2025. This increase was largely driven by the “customer appreciation” program deployed in the six months ended June 30, 2024 at a value of $46 million, which lowered revenue due to the provision of a discount on one month of services to affected customers, enabling higher year-on-year growth in the six months ended June 30, 2025. In addition, revenue for the six months ended June 30, 2025 was higher due to repricing of customer offers launched in December 2024 and the consolidation of revenue from Uklon in the six months ended June 30, 2025, which accounted for approximately 5.3 percentage points of our 27.9% period-to-period increase in service revenues.

	For the six months ended June 30
	2025	2024
	(USD in millions)
Service revenue	536	419
Mobile	508	394
Fixed	28	25
Other revenue	3	2
Total operating revenue	539	421

Mobile service revenue includes postpaid (contract) and prepaid customer airtime charges, roaming and value-added services, such as messaging, mobile internet and data services, as well as ride-hailing services through Uklon. Mobile service revenue increased by $114 million, or 28.9%, from $394 million for the six months ended June 30, 2024 to $508 million for the six months ended June 30, 2025. This increase was largely driven by the “customer appreciation” program deployed in the six months ended June 30, 2024 at a value of $46 million, which lowered revenue due to the provision of a discount on one month of services to affected customers, enabling higher year-on-year growth in the six months ended June 30, 2025. In addition, revenue for the six months ended June 30, 2025 was higher due to the repricing of customer offers launched in December 2024 as well as the consolidation of revenue from Uklon, which accounted for approximately 5.6 percentage points of our 28.9% period-to-period increase in mobile service revenue.

Fixed service revenue includes fixed-term tariff plans and monthly subscriptions. Fixed service revenue increased by $3 million, or 12.0%, from $25 million for the six months ended June 30, 2024 to $28 million for the six months ended June 30, 2025. This increase was driven by an increase in subscriber and a customer base modernization that allowed us to focus on higher value customers.

Other revenue

Other revenue increased by $1 million, or 50.0%, from $2 million for the six months ended June 30, 2024 to $3 million for the six months ended June 30, 2025. This increase was due to rent income growth and IT services revenue growth.

Total operating revenue

Total operating revenue increased by $118 million, or 28.0%, from $421 million for the six months ended June 30, 2024 to $539 million for the six months ended June 30, 2025. This increase was driven by the factors described above.

Service costs

Service costs increased by $4 million, or 8.5%, from $47 million for the six months ended June 30, 2024 to $51 million for the six months ended June 30, 2025. This increase was due to revenue growth from Kyivstar TV and our cloud services business.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $41 million, or 28.9%, from $142 million for the six months ended June 30, 2024 to $183 million for the six months ended June 30, 2025. This increase was driven by an increase in technology expenses ($16 million) as a result of higher electricity tariffs, frequency fee indexation and additional frequencies acquired; higher human resources costs ($18 million); higher consulting and professional services costs ($5 million) and higher media and marketing costs ($3 million). This increase was also attributable to the initial consolidation of Uklon’s financials, which included human resources costs of $8 million, media and marketing costs of $3 million and other costs of $1 million, together contributing approximately 8.5 percentage points to our 28.9% period-to-period increase in selling, general and administrative expenses.

Depreciation

Depreciation increased by $7 million, or 11.9%, from $59 million for the six months ended June 30, 2024 to $66 million for the six months ended June 30, 2025. This increase was driven by a swap run (accelerated depreciation) and gradual increase of CAPEX.

Amortization

Amortization increased by $7 million, or 31.8%, from $22 million for the six months ended June 30, 2024 to $29 million for the six months ended June 30, 2025. This increase was driven by the acquisition of additional frequencies and software and the recognition of new intangible assets from Uklon in the amount of $1.9 million.

Impairment, net

Impairment, net increased by $2 million, or 100.0%, from $2 million for the six months ended June 30, 2024 to $4 million for the six months ended June 30, 2025. This increase was driven by an increase in obsolete equipment and war-related impairments, including occupied territories and destroyed assets.

Operating profit

Operating profit increased by $57 million, or 38.3%, from $149 million for the six months ended June 30, 2024 to $206 million for the six months ended June 30, 2025. This increase was driven by an increase in total operating revenue and the consolidation of revenue from Uklon in the amount of $22 million, contributing approximately 14.8 percentage points to our 38.3% period-to-period increase in operating profit.

Finance costs

Finance costs decreased by $3 million, or 7.1%, from $42 million for the six months ended June 30, 2024 to $39 million for the six months ended June 30, 2025. This decrease was due to lower interest expense as the April 2025 and June 2025 Bonds were repaid in April and June 2025, respectively.

Finance income

Finance income decreased by $5 million, or 31.3%, from $16 million for the six months ended June 30, 2024 to $11 million for the six months ended June 30, 2025. This decrease was driven by a decrease in deposit income and a decrease in interest received on the loan provided to VEON Amsterdam.

Other non-operating gain/(loss), net

Other non-operating gain/(loss), net decreased by $5 million, or 500.0%, from a gain of $1 million for the six months ended June 30, 2024 to a loss of $4 million for the six months ended June 30, 2025. This decrease was driven by increased purchases of U.S. dollars on the open market.

Net foreign exchange gain/(loss)

Net foreign exchange gain/(loss) decreased by $23 million, or 230%, from a gain of $10 million for the six months ended June 30, 2024 to a loss of $13 million for the six months ended June 30, 2025. This decrease was driven by local currency devaluation in the six months ended June 30, 2025.

Profit before tax

Profit before tax increased by $27 million, or 20.1%, from $134 million for the six months ended June 30, 2024 to $161 million for the six months ended June 30, 2025. This increase was driven by an increase in total operating revenue and the consolidation of revenue from Uklon in the amount of $22 million, contributing approximately 16.4 percentage points to our 20.1% period-to-period increase in profit before tax, and the abatement of the negative effects of the cyberattack.

Income taxes

Income taxes increased by $9 million, or 34.6%, from $26 million for the six months ended June 30, 2024 to $35 million for the six months ended June 30, 2025. This increase was driven by higher profitability in the six months ended June 30, 2025.

The following table sets out our results of operations for the two fiscal years ended December 31, 2024 and December 31, 2023:

	For the year ended December 31
	2024	2023
	(USD in millions)
Service revenue	915	911
Other revenue	4	4
Total operating revenue	919	915
Other operating income	1	1
Service costs	(100)	(94)
Selling, general and administrative expenses	(305)	(284)
Depreciation	(118)	(127)
Amortization	(45)	(49)
Impairment, net	(3)	(1)
(Loss)/gain on disposal of non-current assets	(1)	2
Operating profit	348	363
Finance costs	(82)	(82)
Finance income	40	35
Other non-operating gain/(loss), net	2	(8)
Net foreign exchange gain	39	38
Profit before tax	347	346
Income taxes	(64)	(65)
Profit for the period	283	281

Comparison of Fiscal Years Ended December 31, 2024 and 2023

Services revenues

Services revenues increased by $4 million, or 0.4%, from $911 million for the year ended December 31, 2023 to $915 million for the year ended December 31, 2024. This increase was driven by data and digital consumption growth and subscriber base modernization initiatives.

	For the year ended December 31
	2024	2023
	(USD in millions)
Service revenue	915	911
Mobile	865	859
Fixed	50	52
Other revenue	4	4
Total operating revenue	919	915

Mobile service revenue increased by $6 million, or 0.7%, from $859 million for the year ended December 31, 2023 to $865 million for the year ended December 31, 2024. This increase was driven by data and digital consumption growth and subscriber base modernization initiatives.

Fixed service revenue decreased by $2 million, or 3.8%, from $52 million for the year ended December 31, 2023 to $50 million for the year ended December 31, 2024. This decrease was driven by foreign exchange rate effects due to UAH devaluation, as mobile revenue increased in local currency.

Other revenue

Other revenue remained at $4 million for the years ended December 31, 2023 and 2024.

Total operating revenue

Total operating revenue increased by $4 million, or 0.4%, from $915 million for the year ended December 31, 2023 to $919 million for the year ended December 31, 2024. This increase was driven by an increase in service revenue.

Other operating income

Other operating income remained at $1 million for the years ended December 31, 2023 and 2024.

Service costs

Service costs increased by $6 million, or 6.4%, from $94 million for the year ended December 31, 2023 to $100 million for the year ended December 31, 2024. This increase was driven by higher international interconnect traffic and higher rate payments to other operators.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $21 million, or 7.4%, from $284 million for the year ended December 31, 2023 to $305 million for the year ended December 31, 2024. This increase was driven higher technology costs ($16 million increase), higher human resources costs ($3 million increase) and higher professional services and consulting costs ($9 million increase), partially offset by lower facility and office supply costs ($7 million decrease).

Depreciation

Depreciation decreased by $9 million, or 7.1%, from $127 million for the year ended December 31, 2023 to $118 million for the year ended December 31, 2024. This decrease was driven by a devaluation of local currency.

Amortization

Amortization decreased by $4 million, or 8.2%, from $49 million for the year ended December 31, 2023 to $45 million for the year ended December 31, 2024. This decrease was driven by a devaluation of local currency.

Impairment, net

Impairment, net increased by $2 million, or 200.0%, from $1 million for the year ended December 31, 2023 to $3 million for the year ended December 31, 2024. This increase was driven by impairment reversal on right-of-use assets and telecommunications equipment in the year ended December 31, 2023.

(Loss)/gain on disposal of non-current assets

Gain on disposal of non-current assets decreased by $3 million, or 150.0%, from a gain of $2 million for the year ended December 31, 2023 to a loss of $1 million for the year ended December 31, 2024. This decrease was driven by gains related to passive infrastructure sales to UTC finalized in 2023, and acquisitions of U.S. dollar currencies in the open market in 2024.

Operating profit

Operating profit decreased by $15 million, or 4.1%, from $363 million for the year ended December 31, 2023 to $348 million for the year ended December 31, 2024. This decrease was driven by the factors described above.

Finance costs

Finance costs remained at $82 million for the years ended December 31, 2023 and 2024.

Finance income

Finance income increased by $5 million, or 14.3%, from $35 million for the year ended December 31, 2023 to $40 million for the year ended December 31, 2024. This increase was driven by a significant increase in investments in government bonds in 2024.

Other non-operating gain/(loss), net

Other non-operating gain/(loss), net increased by $10 million, or 125.0%, from a loss of $8 million for the year ended December 31, 2023 to a gain of $2 million for the year ended December 31, 2024. This increase was driven by a revaluation of the Helsi put option liability ($3 million decrease) and a decrease in losses on purchase and sale of foreign currency for purchase of government bonds.

Net foreign exchange gain

Net foreign exchange gain increased by $1 million, or 2.6%, from $38 million for the year ended December 31, 2023 to $39 million for the year ended December 31, 2024.

Profit before tax

Profit before tax increased by $1 million, or 0.3%, from $346 million for the year ended December 31, 2023 to $347 million for the year ended December 31, 2024. This increase was driven by the factors described above.

Income taxes

Income taxes decreased by $1 million, or 1.5%, from $65 million for the year ended December 31, 2023 to $64 million for the year ended December 31, 2024.

Key Performance Indicators and Non-IFRS Financial Measures

Non-IFRS Financial Measures

We also manage our business by tracking Adjusted EBITDA, Adjusted EBITDA Margin and capital expenditures excluding licenses and rights of use (“Capex excl. licenses and ROU”), which each constitute non-IFRS financial measures. We believe these measures are useful to investors in evaluating our operating performance. We use non-IFRS measures in addition to our results determined in accordance with IFRS in order to evaluate our financial and operating performance, to generate future operating plans and make strategic decisions. We believe that these measures, when taken collectively with financial measures prepared in accordance with IFRS, may be helpful to investors because they provide additional tools for investors to use in evaluating our ongoing operating results and trends and in comparing our financial results with other companies operating in similar industries because they provide consistency and comparability with past financial performance. Our computation of Adjusted EBITDA, Adjusted EBITDA Margin and Capex excl. licenses and ROU may not be comparable to other similarly entitled measures computed by other companies.

We do not consider Adjusted EBITDA, Adjusted EBITDA Margin or and Capex excl. licenses and ROU in isolation or as alternatives to financial measures determined in accordance with IFRS. Investors are encouraged to review these measures and their respective reconciliations to the most directly comparable IFRS financial measures included below and to not rely on any single financial measure to evaluate our business.

We define Adjusted EBITDA as earnings before interest, tax, depreciation, amortization, impairment, gain/loss on disposals of non-current assets, net foreign exchange gain and other non-operating gains/losses, net.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total operating revenue.

We define Capex excl. licenses and ROU as purchases of property, plant and equipment and intangible assets, after deducting additions in licenses and right-of-use assets.

The following table presents the reconciliation of profit for the period to Adjusted EBITDA and purchases of property, plant and equipment to Capex excl. licenses and ROU for the six months ended June 30, 2025 and 2024 and the years ended December 31, 2024 and 2023:

	Six months ended June 30, 2025	Six months ended June 30, 2024	Year ended December 31, 2024	Year ended December 31, 2023
	(USD in millions)
Profit for the period	126	108	283	281
Income taxes	35	26	64	65
Profit before tax	161	134	347	346
Net foreign exchange loss/(gain)	13	(10)	(39)	(38)
Other non-operating loss/(gain)	4	(1)	(2)	8
Finance income	(11)	(16)	(40)	(35)
Finance costs	39	42	82	82
Loss/(gain) on disposal of non-current assets	1	—	1	(2)
Impairment loss	4	2	3	1
Amortization	29	22	45	49
Depreciation	66	59	118	127
Adjusted EBITDA	306	232	515	538
Profit margin	23%	26%	31%	31%
Adjusted EBITDA Margin	57%	55%	56%	59%
	Six months ended June 30, 2025	Six months ended June 30, 2024	Year ended December 31, 2024	Year ended December 31, 2023
	(USD in millions)
Purchases of property, plant and equipment	159	95	237	207
Purchases of intangible assets	33	18	94	50
Less: Additions in licenses	—	—	35	—
Less: Right-of-use assets	58	38	75	102
Capex excl. licenses and ROU	134	75	221	155

Adjusted EBITDA, Adjusted EBITDA Margin and Capex excl. licenses and ROU are non-IFRS financial measures that are used by our management to measure and evaluate our internal operating performance. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which their performance is evaluated. However, a limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue or the need to replace capital equipment over time.

The components of Capex excl. licenses and ROU include core capital expenditures. However, a limitation of the use of Capex excl. licenses and ROU as a performance measure is that it does not capture long-lived assets acquired in business combinations.

We may incur future expenses similar to those excluded when calculating Adjusted EBITDA, Adjusted EBITDA Margin and Capex excl. licenses and ROU. In addition, our presentation of these measures should not be construed as an inference that our future results will not be affected by unusual or non-recurring items.

Key Performance Indicators

	Six months ended June 30, 2025	Six months ended June 30, 2024	Year ended December 31, 2024	Year ended December 31, 2023
Doubleplay 4G customers	6,097,979	6,511,208	5,596,753	7,042,184
Mobile ARPU	$3.44	$2.72	$3.00	$2.90
Mobile customers	22,393,656	23,445,979	23,009,719	23,910,607
Multiplay customers	6,515,491	5,267,280	6,149,846	4,094,242
Total digital monthly active users	13,367,351	8,840,024	10,572,761	8,159,305

Doubleplay 4G customers

Doubleplay 4G customers are mobile customers who used both our voice and data services over 100 MB via 4G (LTE) technology at any time during the one month prior to such measurement date.

Mobile ARPU

Mobile ARPU measures the monthly average revenue per mobile user. We calculate Mobile ARPU by dividing our mobile service revenue (excluding guest roaming revenue, international interconnection revenue, revenue received from Ukraine Tower Company and revenue from Helsi and our big data and cloud services) during the relevant period by the average number of our mobile customers during the period and dividing by the number of months in that period. The revenue excluded from the reported mobile service revenue ($865 million for 2024 and $859 million for 2023) amounted to $21 million for 2024 and $11 million for 2023, resulting in mobile service revenue used to calculate Mobile ARPU of $844 million in 2024 and $848 million in 2023.

	Year ended December 31,
USD in millions	2024	2023
Mobile service revenue	865	859
Revenue from Kyivstar mobile subscribers (used to calculate ARPU)	844	848
Other mobile service revenue	21	11
Fixed service revenue	50	52
Other revenue	4	4
Total revenue	919	915

Mobile service revenue used to calculate Mobile ARPU excludes guest roaming and wholesale international interconnection revenue because these are not generated by our customers but are proceeds received from other operators for the services received by their subscribers. Intracompany revenue from UTC and revenue from Helsi and big data and cloud services are excluded from mobile service revenue used to calculate Mobile ARPU because revenue from these sources may originate from guest users and non-mobile platforms. The digital services revenue that is included in the revenue used to calculate Mobile ARPU comes from digital services that are included in our bundle offers for mobile subscribers, such as Kyivstar TV.

Prior to the year ended December 31, 2024, all digital services revenue was included in the revenue used to calculate Mobile ARPU. However, this change in methodology had only marginal effects on the final Mobile ARPU, so the years ended December 31, 2024 and 2023 can be considered comparable.

Mobile customers

Mobile customers are customers in the registered customer base as of a given measurement date who engaged in a revenue-generating activity at any time during the three months prior to such measurement date. Such activity includes any outgoing calls, customer fee accruals, debits related to service, outgoing SMS and MMS, data transmission and receipt sessions, but does not include incoming calls, SMS and MMS or abandoned calls. Our total number of mobile customers also includes customers using mobile internet service via USB modems. Throughout this prospectus, we refer to “mobile customers” and “subscribers” interchangeably in reference to our mobile customers.

Multiplay customers

Multiplay customers are doubleplay 4G customers who also used one or more of our digital products at any time during the one month prior to such measurement date.

Total digital monthly active users

Total digital monthly active users (“MAU”) is a gross total cumulative MAU of applications offered. Under this metric, a single individual who is active in more than one application is counted as a separate MAU under each such application, such that the total digital MAUs may include individuals being counted more than once. In the year ended December 31, 2024, Total digital MAUs accounted for $21.5 million of revenue, compared to $10.8 million in the year ended December 31, 2023.

Going Concern, Liquidity and Capital Resources

Going Concern

As of the date of this prospectus, most of our employees remain in Ukraine, while millions of people have fled Ukraine and the country has sustained significant damage to infrastructure and assets.

The ongoing war in Ukraine, the sanctions imposed on Russia by various jurisdictions, counter sanctions and other legal and regulatory measures, as well as responses by our service providers, partners, suppliers and other counterparties, including certain professional service providers we rely on, and the consequences of all the foregoing, have negatively impacted and, if the war, sanctions and such responses continue or escalate, will continue to negatively impact, aspects of our operations and results. See “— Significant Factors Affecting our Results of Operation — The War in Ukraine.”

Our audited combined financial statements have been prepared on a going concern basis. In accordance with IAS 1, we have determined that the aforementioned conditions and events, considered in the aggregate, may raise substantial doubt about our ability to continue as a going concern for at least 12 months after the date these combined financial statements were authorized for issuance. We expect the actions we have taken or will take will mitigate the risk associated with the identified events and conditions. However, given the uncertainty and exogenous nature of the ongoing war and potential sanctions, as well as potential new counter-sanctions we concluded that a material uncertainty remains related to events or conditions that may raise substantial significant doubt on our ability to continue as a going concern, such that we may be unable to realize our assets and discharge our liabilities in the normal course of our business.

Liquidity and Capital Resources

Our ability to generate sufficient cash for our ongoing operations depends on our operating performance, which in turn depends, to some extent, on general economic, financial, industry, regulatory and other factors, many of which are beyond our control, as well as other factors discussed in the section of this prospectus entitled “Risk Factors.”

As of December 31, 2023, we had working capital of $439 million, compared to working capital of $321 million as of December 31, 2024. Working capital is defined as current assets less current liabilities. The decrease in working capital was primarily driven by the maturity profile of the 2025 Bonds and a reduced amount of investment in government bonds which were offset by an increase in cash and cash equivalents and the reclassification of the Seller loan receivable from non-current to current assets. Our working capital is monitored on a regular basis by management. We believe our cash, cash equivalents, short-term deposits and short-term investments, together with cash we expect to generate from future operations, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months from the date of this prospectus.

Our primary sources of liquidity are the cash flow generated by our operations. We believe that this liquidity structure allows us to sustain fluctuations in cash flow development. Liquidity inflows and outflows of business entities are monitored and coordinated centrally by our corporate treasury department. For the six months ended June 30, 2025, our cash and cash equivalents included cash of $8 million retained by VEON and an indemnity agreement between VEON Holdings and VEON Amsterdam is in place which is to see VEON Holdings made whole for any external payments to eligible noteholders to cover the estimated repayment of the 2025 Bonds. For the year ended December 31, 2024, our cash and cash equivalents included cash of $10 million retained by VEON Holdings in accordance with the Demerger and $235 million held by VEON Holdings to cover the estimated repayment amount of the 2025 Bonds. On April 9, 2025, VEON Holdings repaid the April 2025 Bonds for $472 million. On June 18, 2025, VEON Holdings repaid the June 2025 Bonds for $100 million.

Cash Flows

The following table summarizes our cash flow statements for the six months ended June 30, 2025 and 2024 and the years ended December 31, 2024 and 2023.

	Six months ended June 30, 2025	Six months ended June 30, 2024	Year ended December 31, 2024	Year ended December 31, 2023
	(USD in millions)
Net cash flows from operating activities	265	200	430	413
Net cash flows from/(used in) investing activities	128	(194)	(132)	(327)
Net cash flows used in financing activities	(618)	(14)	(37)	(88)
Net foreign exchange difference	9	(7)	(12)	(5)
Cash and cash equivalents at beginning of period	674	425	425	432
Cash and cash equivalents at end of period	458	410	674	425

Net cash flows from operating activities

Net cash flows from operating activities increased by $65 million, or 32.5%, from $200 million for the six months ended June 30, 2024 to $265 million for the six months ended June 30, 2025. This increase was driven by the “customer appreciation program” deployed in the six months ended June 30, 2024 at a value of $46 million, which lowered revenue due to the provision of a discount on one month of services to affected customers, enabling higher year-on-year growth in the six months ended June 30, 2025.

Net cash flows from operating activities increased by $17 million, or 4.1%, from $413 million for the year ended December 31, 2023 to $430 million for the year ended December 31, 2024. This increase was driven by predominantly by lower operating cash inflows in 2024 due to the effects of the cyberattack in December 2023.

Net cash flows from/(used in) investing activities

Net cash flows from investing activities increased by $322 million, or 166.0%, from an outflow of $194 million for the six months ended June 30, 2024 to an inflow $128 million for the six months ended June 30, 2025. This increase was driven by higher cash inflows from the loans granted ($364 million inflow), partially offset by higher capex, including expenditures on property, plant and equipment and intangible assets ($13 million increase).

Net cash flows used in investing activities decreased by $195 million, or 59.6%, from $327 million for the year ended December 31, 2023 to $132 million for the year ended December 31, 2024. This decrease was driven by higher cash inflows from maturity of government bonds ($293 million increase), partially offset by the acquisition of spectrum licenses for $35 million and other capital investments of $63 million.

Net cash flows used in financing activities

Net cash used in financing activities increased by $604 million, or 4,314.3%, from $14 million for the six months ended June 30, 2024 to $618 million for the six months ended June 30, 2025. This increase was driven by the repayment of the VEON Holdings April 2025 and June 2025 Notes.

Net cash flows used in financing activities decreased by $51 million, or 58.0%, from $88 million for the year ended December 31, 2023 to $37 million for the year ended December 31, 2024. This decrease was driven by a decrease in repayment of debt.

Indebtedness

We held the following outstanding debt and derivatives liabilities as of June 30, 2025 and December 31, 2024 and 2023.

	As of June 30, 2025	As of December 31,
		2024	2023
	(USD in millions)
At discounted redemption amount
Put option liability	3	9	11
Total at discounted redemption amount	3	9	11
At amortized cost
Bonds	38	585	597
Interest accrued on bonds	3	6	5
Loans received from subsidiaries of the Seller	—	—	4
Lease liabilities	339	294	281
Other financial liabilities	30	—	—
Total at amortized cost	410	885	887
Total debt and derivatives	413	894	898
Non-current	265	225	815
Current	148	669	83

Our derivative instruments at discounted redemption amount relate to our Helsi put option, which amounted to $11 million for the year ended December 31, 2023, $9 million for the year ended December 31, 2024 and $1 million for the six months ended June 30, 2025 and our Uklon put option, which amounted to $2 million for the six months ended June 30, 2025. As of June 30, 2025, we held symmetrical call and put options issued under an option agreement with non-controlling shareholders of Uklon dated April 2, 2025 and Helsi dated May 7, 2025. These options grant their holders the right to demand the sale/purchase of 3% and 2.01% of shares held by the non-controlling shareholders of Uklon and Helsi, respectively, for variable consideration in the future. As of December 31, 2024, we held symmetrical call and put options issued under an option agreement with non-controlling shareholders of Helsi Ukraine dated August 9, 2022. These options granted their holders the right to demand the sale/purchase of 30.01% of shares held by the non-controlling shareholders for variable consideration in the future. In May 2025, Kyivstar and LLC “UKRAINIAN INVESTMENT PLATFORM”, representing 26.9% ownership together with other minority stakeholders representing 1.1% ownership in Helsi, negotiated an agreement to buy out the ownership stake of these parties for US$11. Simultaneously the parties also terminated the existing put and call option agreements to the extent representing the stake of these parties, resulting in partial derecognition of the put option liability. At the same time Kyivstar agreed to terms with the remaining 2.01% shareholders based on the terms of the originally entered put and call option agreement. See “— Significant Factors Affecting our Results of Operations — Recent Acquisitions.”

In the year ended December 31, 2023, the loan received from the Seller reflected the amount of a related party loan received to repay the two series of 2025 Bonds, and each of the 2025 Bonds were repaid prior to their respective maturity dates.

In the year ended December 31, 2023, we fully prepaid all of our remaining external bank debt which included a UAH 1,400 million ($38 million) loan with Raiffeisen Bank and UAH 760 million ($21 million) loan with OTP Bank. In addition, we paid interest on the 2025 Bonds amounting to $26 million.

On March 27, 2025, VEON Holdings, as the original borrower, the Seller, as the original guarantor, and certain financial institutions entered into a term loan facility agreement (the “Loan Agreement”). The Loan Agreement provides for a $210 million term loan facility. Upon the completion of the Demerger on April 8, 2025 and an accession deed under the Loan Agreement, all obligations of VEON Holdings under the Loan Agreement ceased to be obligations of VEON Holdings and were transferred, by operation of law, to VEON MidCo B.V., a subsidiary of VEON Ltd. and an entity not affiliated with Kyivstar Group Ltd., VEON Holdings or its subsidiaries. As of the completion of the Demerger on April 8, 2025, VEON Holdings had no further obligations under, and ceased being a party to, the Loan Agreement. See “Business — Recent Developments” for additional information about the Demerger.

Cash Subject to Currency and Contractual Restrictions

The ongoing war in Ukraine has impaired our ability to make cash transfers into and out of Ukraine. In Ukraine, more stringent capital controls were introduced by the NBU on February 24, 2022 in connection with the declaration of martial law, which generally prohibit JSC Kyivstar and its subsidiaries from making any interest or dividend payments to Kyivstar Group Ltd. and transferring foreign currency to entities outside of Ukraine unless such payments fall under a limited set of statutory exemptions. The capital controls are expected to last for the duration of the application of martial law, and it is uncertain whether they will be relaxed by the NBU when martial law ends. Currently, it is not possible to predict how long the martial law in Ukraine will last as it has been extended every 90 days since February 2022. However, as of May 13, 2024, the NBU has permitted Ukrainian companies to pay dividends accrued for the calendar year 2024 to their foreign investors abroad. Investors can repatriate dividends up to the equivalent of €1 million per calendar month. We have not historically, and we currently do not plan to, take advantage of this exemption.

Future Liquidity and Capital Requirements

We have capital commitments for the future purchase of intangible assets and no other guarantees or contingent liabilities. For the years ended December 31, 2023 and 2024, our total capital commitments were $15 million and $47 million, respectively. We have no other incremental commitments, guarantees or contingent liabilities.

Our ability to generate revenue is dependent upon the operation of the wireless telecommunications networks authorized under our various licenses for GSM-900/1800, “3G” (UMTS/WCDMA) mobile radiotelephone communications services and “4G” (LTE). Under the license agreements, operating companies are subject to certain commitments, such as territory or population coverage, level of capital expenditures and number of base stations to be fulfilled within a certain timeframe. If we are found to be involved in practices that do not comply with applicable laws or regulations, we may be exposed to significant fines, the risk of prosecution or the suspension or loss of our licenses, frequency allocations, authorizations or various permissions, any of which could harm our business, financial condition, results of operations or cash flows. After expiration of the license, our operating companies might be subject to additional payments for renewals, as well as new license capital and other commitments.

The table below shows our financial liabilities as of December 31, 2024 by their remaining contractual maturity. The amounts disclosed in the maturity table are the contractual undiscounted cash flows, including gross lease obligations (before deducting future finance charges). Such undiscounted cash flows differ from the amount included in the statement of financial position because the statement of financial position amount is based on discounted cash flows. See “The Business Combination Agreement and Transaction Documents.”

As of December 31, 2024 (USD in millions)	Demand and less than 3 months	3 months to 12 months	12 months to 5 years	More than 5 years	Total
Bond liabilities principal amount	—	585	—	—	585
Bond liabilities	—	6	—	—	6
Lease liabilities	20	62	305	74	461
Trade and other payables	110	—	—	—	110
Customer associated financial liabilities	29	—	—	—	29
Loans	—	8	—	—	8
Total financial liabilities	159	661	305	74	1,199

For more information on our financial liabilities and other commitments please refer to Note 7 — Provisions and Contingent Liabilities and Note 10 — Property and Equipment of our audited combined financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Financial Risks

General

We are exposed to credit risks, foreign currency exposure and liquidity risks due to the use of financial instruments. The financial instruments comprise cash and cash equivalents, current financial investments, and other current financial assets. We also have various other financial instruments, such as trade payables and trade receivables, prepaid credit balances that are refundable to customers or can be used as currency to purchase items from other suppliers, which arise directly from its operations. For more information, please refer to Note 16 — Financial Risk Management of our audited combined financial statements included elsewhere in this prospectus.

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. We are exposed to credit risk from our operating activities, primarily in respect of trade receivables, and from our treasury activities, including deposits with banks and financial institutions, derivative financial instruments and other financial instruments.

Financial instruments, which potentially expose us to significant concentrations of credit risk, consist principally of cash in bank, short-term deposits, and trade and other receivables. Our maximum credit risk exposure as of June 30, 2025 was $1,257 million and comprised cash and cash equivalents, a loan receivable from the Seller, security deposits and cash collateral, trade and other receivables, current financial investments and financial assets at fair value.

Our cash and deposits are primarily held in banks located in Ukraine. As of June 30, 2025, 52% of cash and cash equivalents were held in three banks. The cash and cash equivalents retained by Cohen Circle in accordance with the Demerger relates to bank accounts of VEON.

In addition, our analysis by credit quality of cash and cash equivalents is based on credit ratings as published by the credit rating agency Fitch Ratings Inc. (“Fitch”). For cash and cash equivalents, we assessed our expected credit loss based on Fitch’s rating for rated banks and based on the sovereign rating of Ukraine. Based on our assessment, we concluded that the identified impairment loss was immaterial.

Further, our accounts receivable are presented net of allowances. We do not require collateral for trade receivables, and we have a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed for all customers requiring credit over a certain amount. Credit risk arising from financial transactions is reduced through diversification, accepting counterparties with high credit ratings only and defining limits on aggregated credit exposure towards each counterparty. Our credit risk exposure is monitored and analyzed on a case-by-case basis, and we believe that credit risk is appropriately reflected in impairment allowances recognized against assets.

Our maximum exposure to credit risk for the components of the statement of financial position at June 30, 2025 and December 31, 2024 is the carrying amount.

Foreign currency exposure

Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. Our exposure to the risk of changes in foreign exchange rates relates primarily to our operating activities (when our trade receivables and trade payables are denominated in foreign currencies) and financing activities (when interest-bearing borrowings are denominated in foreign currencies).

The exchange rates for foreign currencies, in which our financial assets and liabilities were denominated, against Ukrainian hryvnia, as declared by the NBU as of the dates and periods stated, are as follows:

(in millions)	USD	EUR
December 31, 2023	37.982	42.208
Average for 2024	40.159	43.459
December 31, 2024	42.039	43.926
June 30, 2025	41.641	48.782

The following table demonstrates the sensitivity to a possible change in exchange rates against the U.S. dollar and euro with all other variables held constant. Additional sensitivity changes to the indicated currencies are expected to be approximately proportionate. The tables show the effect on our profit before tax (due to changes in the value of monetary assets and liabilities, including foreign currency derivatives). Our exposure to foreign currency changes for all other currencies is not material.

As of December 31, 2024	Increase/ (decrease) in %	Increase/ (decrease) of profit before tax	Increase/ (decrease) of net investment
Change in USD exchange rate	+10.00	34	28
Change in the EUR exchange rate	+10.00	11	9
Change in USD exchange rate	-1.00	(3)	(3)
Change in the EUR exchange rate	-1.00	(1)	(1)

Liquidity risk

Liquidity risk is the risk we encounter in meeting the obligations associated with our financial liabilities. We analyze the aging of our assets and the maturity of our liabilities and plan our liquidity depending on the expected repayment of various instruments. Our short-term and long-term liquidity needs are funded largely through cash flow from operating activities.

Total financial liabilities include VEON Holdings Bonds representing the principal amounts outstanding for April 2025 Old Notes (US$23) and June 2025 Old Notes (US$15 (RUB1,200)) which were not exchanged for New Notes prior to their respective maturity dates. Upon tender from Old noteholders, it is the Company’s intention to exchange the Old Notes, including accrued interest, of eligible noteholders against a cash settlement. Eligibility is based on successful completion of a sanctions check procedure. An indemnity agreement between VEON Holdings and VEON Amsterdam is in place which is to see VEON Holdings made whole for any external payments to eligible noteholders. On April 9, 2025, VEON Holdings repaid the April 2025 New Bonds for $472 million. On June 18, 2025, VEON Holdings repaid the June 2025 New Bonds for $100 million.

Off-Balance Sheet Arrangements

As of June 30, 2025 and December 31, 2024, we had no off-balance sheet arrangements.

Critical Accounting Estimates

We prepare our combined financial statements in conformity with IFRS. The preparation of these combined financial statements required us to apply accounting policies and methodologies based on complex and subjective judgments, as well as estimates based on past experience and assumptions determined to be reasonable and realistic based on the related circumstances. The use of these judgments, estimates and assumptions affects the amounts reported in these combined financial statements. The final amounts for items for which estimates and assumptions were made in the combined financial statements may differ from those reported in these statements due to the uncertainties that characterize the assumptions and conditions on which the estimates are based. For a discussion of our accounting policies please refer to Note 19 — Significant Accounting Policies to our audited combined financial statements included elsewhere in this prospectus for a detailed discussion of our critical accounting estimates and key judgments. The accounting policies adopted in the preparation of our interim condensed combined financial statements as of and for the six months ended June 30, 2025 are consistent with those followed in the preparation of our audited annual combined financial statements as of and for the year ended December 31, 2024.

Recent Accounting Pronouncements

For descriptions of recently issued accounting standards that may potentially impact our financial position and results of operations please refer to Note 19 — Significant Accounting Policies to our audited combined financial statements included elsewhere in this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

KYIVSTAR RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreement with Impact Investments LLC for Strategic Support and Board Advisory Services

On June 7, 2024, VEON Ltd., the direct parent company of the Seller, entered into a letter agreement as amended on August 1, 2024 (the “2024 Agreement”) with Impact Investments LLC (“Impact Investments”) that stipulated that Impact Investments would provide strategic support and board advisory services to VEON Ltd. and JSC Kyivstar. Michael R. Pompeo, who was appointed to the Board of Directors of VEON Ltd. on May 31, 2024, to the Board of Directors of JSC Kyivstar in November 2023 and to the Board of Directors of Kyivstar Group Ltd. on August 14, 2025, serves as Executive Chairman of Impact Investments. As of December 31, 2024, $0.4 million of expense had been recognized related to the monthly cash payments to Impact Investments and $7 million of expense had been recognized related to share based payments to Impact Investments.

Agreement with Delta Strategy & Ventures LLC for Strategic Support and Board Advisory Services

Pursuant to a services agreement between JSC Kyivstar and Delta Strategy & Ventures LLC (“Delta”), Delta facilitates the engagement of Dmytro Shymkiv. In this capacity, Mr. Shymkiv provides guidance, advice, insights and support to the JSC Kyivstar supervisory board and management team on matters affecting the company’s operations, performance and strategy. In exchange, JSC Kyivstar makes cash payments to Delta, amounting to approximately $136,500 for the year ended December 31, 2024 and approximately $100,300 for the current year (through April 25, 2025). Dmytro Shymkiv, who was appointed to the Board of Directors of Kyivstar Group Ltd. on August 14, 2025, serves as the Chief Executive Officer of Delta.

BENEFICIAL OWNERSHIP OF Kyivstar Group Ltd. SECURITIES

The following table sets forth information regarding the expected beneficial ownership of Kyivstar Group Ltd. Common Shares as of the date of this prospectus by:

•        each person who is expected to beneficially own 5.0% or more of the issued and outstanding Kyivstar Group Ltd. Common Shares;

•        each person who is an executive officer or director of Kyivstar Group Ltd.; and

•        all of those executive officers and directors of Kyivstar Group Ltd. as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

The total number of Kyivstar Group Ltd. Common Shares issued and outstanding, including Vesting Securities, is 230,863,523.

Beneficial Owners	Number of Common Shares	Percentage of all Common Shares
Directors and Executive Officers
Betsy Z. Cohen(1)	6,010,353	2.6%
Augie K. Fabela II(2)	33,000	*
All Kyivstar Group Ltd. directors and executive officers as a group (12 individuals)	6,043,353	2.6%
Other 5% Shareholders
VEON Amsterdam B.V.(3)	206,942,440	89.6%

____________

*        Indicates beneficial ownership of less than one percent (1%) of the total outstanding common shares.

(1)      Based on information provided to Kyivstar Group Ltd., such Common Shares are held directly by Cohen Circle Sponsor I, LLC (3,894,665 Common Shares) and Cohen Circle Advisors, LLC (2,115,688), each of which is managed by Betsy Cohen. Ms. Cohen disclaims beneficial ownership of these securities, except to the extent of her pecuniary interest therein.

(2)      Based on information provided to Kyivstar Group Ltd., such Common Shares represent (i) 10,000 Common Shares held directly by Augie Fabela IRA and (ii) 23,000 Common Shares held in trust for which Mr. Fabela, as beneficiary and protector, shares voting and investment power through a controlled investment advisor. As such, Mr. Fabela is deemed to have beneficial ownership over such Common Shares.

(3)      The board of directors of VEON Amsterdam B.V. have direct voting and disposition powers with respect to the securities owned by VEON Amsterdam B.V. As of the date of this report, the board of directors of VEON Amsterdam B.V. comprises the following members: Kaan Terzioğlu (Chief Executive Officer of the VEON Group), Maciej Bogdan Wojtaszek (Deputy Chief Financial Officer of the VEON Group) and Jameel Asghar (Chief People Officer of the VEON Group). As the sole shareholder of VEON Amsterdam B.V., VEON Ltd. and its board of directors have indirect voting and disposition powers with respect to the securities owned by VEON Amsterdam B.V. As of the date of the report, the board of directors of VEON Ltd. comprises the following members: Augie K Fabela II, Andrei Gusev, Rt Hon Sir Brandon Lewis CBE, Duncan Perry, Michael R. Pompeo, Michiel Soeting and Kaan Terzioğlu.

Financial Statements and Notes to Financial Statements

INDEX TO FINANCIAL STATEMENTS OF KYIVSTAR GROUP LTD.

Page
Unaudited Financial Statements:
Financial Statements:
Consolidated Statement of Financial Position as of June 30, 2025	F-47
Consolidated Statement of Changes in Equity for the period from March 7, 2025 (inception) to June 30, 2025	F-48
Notes to the Consolidated Financial Statements	F-49 to F-52

COHEN CIRCLE ACQUISITION CORP. I
CONDENSED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Current Assets
Cash	$33,784	$699,511
Prepaid expenses	203,407	256,058
Total current assets	237,191	955,569
Long-term prepaid insurance	35,701	101,951
Marketable securities held in Trust Account	238,271,514	233,369,247
TOTAL ASSETS	$238,544,406	$234,426,767

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued offering costs	$82,462	$82,462
Accrued expenses	1,979,207	81,878
Promissory note – related party	525,000	—
Total current liabilities	2,586,669	164,340
Deferred underwriting fee	9,800,000	9,800,000
Total liabilities	12,386,669	9,964,340

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 23,000,000 shares at redemption value of $10.36 per share at June 30, 2025 and $10.15 per share at December 31, 2024	238,271,514	233,369,247

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding at June 30, 2025 and December 31, 2024	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 715,000 shares issued and outstanding (excluding 23,000,000 shares subject to possible redemption) at June 30, 2025 and December 31, 2024	72	72
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,905,000 shares issued and outstanding at June 30, 2025 and December 31, 2024	791	791
Additional paid-in capital	—	—
Accumulated deficit	(12,114,640)	(8,907,683)
Total shareholders’ deficit	(12,113,777)	(8,906,820)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$238,544,406	$234,426,767

The accompanying notes are an integral part of the unaudited condensed financial statements.

COHEN CIRCLE ACQUISITION CORP. I
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
General and administrative costs	$1,002,040	$29,487	$3,206,957	$34,655
Loss from operations	(1,002,040)	(29,487)	(3,206,957)	(34,655)

OTHER INCOME
Interest earned on marketable securities held in Trust Account	2,458,506	—	4,902,267	—
Total other income	2,458,506	—	4,902,267	—
NET INCOME (LOSS)	$1,456,466	$(29,487)	$1,695,310	$(34,655)

Weighted average shares outstanding of Class A redeemable ordinary shares	23,000,000	—	23,000,000	—
Basic and diluted net income per Class A redeemable ordinary share	$0.05	$—	$0.05	$—
Weighted average shares outstanding of Class A and B non-redeemable ordinary shares	8,620,000	6,900,000	8,620,000	6,900,000
Basic and diluted net income (loss) per Class A and B non-redeemable ordinary share	$0.05	$(0.00)	$0.05	$(0.00)

The accompanying notes are an integral part of the unaudited condensed financial statements.

COHEN CIRCLE ACQUISITION CORP. I
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2025	715,000	$72	7,905,000	$791	$—	$(8,907,683)	$(8,906,820)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(2,443,761)	(2,443,761)
Net income	—	—	—	—	—	238,844	238,844

Balance – March 31, 2025	715,000	$72	7,905,000	$791	$—	$(11,112,600)	$(11,111,737)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(2,458,506)	(2,458,506)
Net income	—	—	—	—	—	1,456,466	1,456,466

Balance – June 30, 2025	715,000	$72	7,905,000	$791	$—	$(12,114,640)	$(12,113,777)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2024	—	$—	7,905,000	$791	$24,209	$(444,507)	$(419,507)
Net loss	—	—	—	—	—	(5,168)	(5,168)

Balance as of March 31, 2024	—	$—	7,905,000	$791	$24,209	$(449,675)	$(424,675)
Net loss	—	—	—	—	—	(29,487)	(29,487)

Balance as of June 30, 2024	—	$—	7,905,000	$791	$24,209	$(479,162)	$(454,162)

The accompanying notes are an integral part of the unaudited condensed financial statements.

COHEN CIRCLE ACQUISITION CORP. I
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2025	2024
Cash Flows from Operating Activities:
Net income (loss)	$1,695,310	$(34,655)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,902,267)	—
Payment of General and administrative costs through promissory note	—	34,487
Changes in operating assets and liabilities:
Prepaid expenses	52,651	—
Long-term prepaid insurance	66,250	—
Accrued offering costs	—	168
Accounts payable and accrued expenses	1,897,329	—
Net cash used in operating activities	(1,190,727)	—

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	525,000	—
Net cash provided by (used in) financing activities	525,000	—

Net Change in Cash	(665,727)	—
Cash – Beginning of period	699,511	100
Cash – End of period	$33,784	$100

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$78,251

The accompanying notes are an integral part of the unaudited condensed financial statements.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Cohen Circle Acquisition Corp. I (the “Company”) was incorporated in the Cayman Islands on October 26, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2025, the Company had not commenced any operations. All activity for the period from October 26, 2021 (inception) through June 30, 2025 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and efforts in identifying and negotiating with a target to consummate an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering placed in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on October 10, 2024. On October 15, 2024, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating proceeds of $230,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 715,000 units (each, a “Placement Unit” and collectively, the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to Cohen Circle Sponsor I, LLC, a Delaware limited liability company (together with Cohen Circle Advisors I, LLC, the “Sponsor”), and the representative of the underwriters, Cantor Fitzgerald & Co. (“Cantor”), generating gross proceeds of $7,150,000, which is described in Note 4.

Transaction costs amounted to $14,373,989, consisting of $4,000,000 of cash underwriting fee, $9,800,000 of deferred underwriting fee, and $573,989 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Following the closing of the Initial Public Offering, on October 15, 2024, an amount of $231,150,000 ($10.05 per Unit) from the net proceeds of the sale of the Units and the Placement Units was placed in a trust account (“Trust Account”), located in the United States and invested only in (i) U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, (ii) as uninvested cash, or (iii) an interest bearing bank demand deposit account or other accounts at a bank, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account as described below.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.05 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

If the Company seeks shareholder approval, it will proceed with a Business Combination only if it obtains the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued ordinary shares who, being present and entitled to vote at a general meeting of the Company, vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote any Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and Public Shares held by it in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination or if they vote at all.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of the Company. The Company may waive this restriction in its sole discretion.

The Sponsor and Cantor have agreed to waive (i) their redemption rights with respect to any Founder Shares and Placement Shares held by them in connection with the completion of the Company’s Business Combination and (ii) their redemption rights with respect to the Founder Shares and Placement Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity. However, the Sponsor will be entitled to redemption rights with respect to Public Shares if the Company fails to consummate a Business Combination or liquidates within 24 months from the closing of the Initial Public Offering. Cantor will have the same redemption rights as the Public Shareholders with respect to any Public Shares they acquire.

The Company will have 24 months from the closing of the Initial Public Offering to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.05 per share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Agreement

On March 18, 2025, the Company entered into a business combination agreement (the “Business Combination Agreement”) by and among (1) the Company, (2) VEON Amsterdam B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34378904 (the “Seller”), (3) VEON Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34345993 (“VEON Holdings,” and together with all of its direct and indirect Ukrainian Subsidiaries, the “Group Companies”), (4) Kyivstar Group Ltd., an exempted company with limited liability, incorporated and existing under the laws of Bermuda with registration number 202504557, with its registered office at Victoria Place, 31 Victoria Street, Hamilton, HM10, Bermuda, and its principal business address at Index Tower (East Tower), Unit 1703, DIFC (Dubai International Financial Center), United Arab Emirates (“PubCo”), and (5) Varna Merger Sub Corp., an exempted company incorporated with limited liability in the Cayman Islands with registration number 419635 (“Merger Sub,” and, together with VEON Holdings and PubCo, the “Kyivstar Group” and separately, a “Kyivstar Group Company”).

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

If the transactions contemplated by the Business Combination Agreement are consummated, (i) the Seller will sell to PubCo all of the issued and outstanding equity of VEON Holdings in exchange for newly issued common shares of PubCo, par value $0.001 per share (the “PubCo Common Shares”) and the Seller Loan Note (as defined in the Business Combination Agreement), and, as a result of the Sale, VEON Holdings will become a direct, wholly-owned subsidiary of PubCo (collectively, the “Sale”) and (ii) Merger Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in the Business Combination Agreement, the Plan of Merger and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) (the “Merger” and together with the Sale and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving company of the Merger under the Companies Act (the Company, in its capacity as the surviving company of the Merger, is the “Surviving Company”). Following the Merger, the shares of the Surviving Company will be directly and solely held by PubCo, and the Surviving Company will become a direct wholly-owned subsidiary of PubCo.

On June 24, 2025, the Company, the Seller and the Kyivstar Group Companies entered into Amendment No. 1 to Business Combination Agreement, to, among other things, (i) document a change in the par value of PubCo’s common shares from $0.001 per share to $0.01 per share as a result of consolidation by the Seller of such shares; (ii) allow for an increase in the number of directors on the board of directors of PubCo from not more than seven directors to no less than five directors and not more than eleven directors, with up to ten directors initially designated by the Seller and one director initially designated by the Company; and (iii) revise the timing for approval and establishment of an equity incentive plan for directors, officers, employees and independent contractors of New PubCo and the Group Companies from before the Closing to after the Closing.

On July 10, 2025, the Company, the Seller and the Kyivstar Group Companies entered into Amendment No. 2 to Business Combination Agreement (the “BCA Amendment No. 2”), to, among other things, adjust the number of Kyivstar Group Ltd. Common Shares allocable to each of the Seller and the Sponsor in connection with the Closing of the Business Combination.

Liquidity, Capital Resources and Going Concern

As of June 30, 2025, the Company had cash of $33,784 held outside of the Trust Account and a working capital deficit of $2,349,478. The Company will use such funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of June 30, 2025, the Company will need to raise additional capital through loans or additional investments from its Sponsor. On April 2, 2025, the Company issued a promissory note (the “Promissory Note”) to Cohen Circle Sponsor I, LLC (the “Lender”), one of the Company’s sponsors. Pursuant to the Promissory Note, the Lender agreed to loan us up to an aggregate principal amount of $2,000,000. The Promissory Note is non-interest bearing and all outstanding amounts under the Promissory Note will be due on the date on which we consummate a Business Combination (the “Maturity Date”). If the Company does not consummate a Business Combination, it may use a portion of any funds held outside the Trust Account to repay the Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Promissory Note, the unpaid amounts would be forgiven. No portion of the amounts outstanding under the Promissory Note may be converted into Units, which would have been permissible as described in the prospectus filed in connection with the Initial Public Offering. During the three and six months ended June 30, 2025, the Company borrowed $525,000 under

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the Promissory Note. As of June 30, 2025, the balance under the Promissory Note was $525,000. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, reducing overhead expenses and negotiating or defaulting on a portion of accrued expenses and accrued offering costs. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the accompanying unaudited condensed financial statements are issued. Management plans to address this uncertainty through consummation of a Business Combination. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the period presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2025. The interim results for the three and six months ended June 30, 2025, are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $33,784 and $699,511 in cash and no cash equivalents as of June 30, 2025 and December 31, 2024, respectively.

Marketable Securities Held in Trust Account

As of June 30, 2025 and December 31, 2024, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in Treasury securities. All of the Company’s investments held in the Trust Account are presented on the accompanying balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Public Shares were charged to temporary equity, and offering costs allocated to the Public Warrants (as defined in Note 3) and Placement Units were charged to shareholders’ deficit, as the Public Warrants and Placement Warrants (as defined in Note 4) were accounted for under equity treatment after management’s evaluation.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2025 and December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Warrant Instruments

The Company accounted for 7,666,667 Public and 238,333 Placement Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and recorded the warrant instruments under equity treatment at fair value. Such guidance provides that the warrants described above were not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

Class A Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with FASB ASC Topic 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of June 30, 2025 and December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity,

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

outside of the shareholders’ deficit section of the Company’s balance sheet. As of June 30, 2025 and December 31, 2024, the Class A ordinary shares subject to possible redemption reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(1,303,333)
Class A ordinary shares issuance costs	(14,275,329)
Plus:
Remeasurement of carrying value to redemption value	18,947,909
Class A Ordinary Shares subject to possible redemption, December 31, 2024	$233,369,247
Plus:
Remeasurement of carrying value to redemption value	2,443,761
Class A Ordinary Shares subject to possible redemption, March 31, 2025	$235,813,008
Plus:
Remeasurement of carrying value to redemption value	2,458,506
Class A Ordinary Shares subject to possible redemption, June 30, 2025	$238,271,514

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Income and losses are shared pro rata to the shares. Net income (loss) per Ordinary Share is computed by dividing net income (loss) by the weighted average number of Ordinary Shares outstanding for the period. Accretion associated with the redeemable Ordinary Shares is excluded from net income (loss) per Ordinary Share as the redemption value approximates fair value.

The calculation of diluted income (loss) per Ordinary Share does not consider the effect of the Warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement, since the average price of the Ordinary Shares for the three and six months ended June 30, 2025 was less than the exercise price and therefore, the inclusion of such Warrants under the Treasury stock method would be anti-dilutive and the exercise is contingent upon the occurrence of future events:

	For the Three Months Ended June 30,
	2025		2024
	Class A redeemable	Class A and B non-redeemable	Class A	Class B
Basic and diluted net income (loss) per common share
Numerator:
Allocation of net income (loss)	$1,059,415	$397,051	$—	$(29,487)

Denominator:
Basic and diluted weighted average shares outstanding	23,000,000	8,620,000	—	6,900,000
Basic and diluted net income (loss) per common share	$0.05	$0.05	$—	$(0.00)

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

	For the Six Months Ended June 30,
	2025		2024
	Class A redeemable	Class A and B non-redeemable	Class A	Class B
Basic and diluted net income (loss) per common share
Numerator:
Allocation of net income (loss)	$1,233,148	$462,162	$—	$(34,655)

Denominator:
Basic and diluted weighted average shares outstanding	23,000,000	8,620,000	—	6,900,000
Basic and diluted net income (loss) per common share	$0.05	$0.05	$—	$(0.00)

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on October 15, 2024, the Company sold 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, Cohen Circle Sponsor I, LLC and Cantor purchased an aggregate of 715,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $7,150,000. Of the 715,000 Placement Units, 445,000 Placement Units were purchased by Cohen Circle Sponsor I, LLC and 270,000 Placement Units were purchased by Cantor. Each Placement Unit consists of one Class A ordinary share (“Placement Share” or, collectively, “Placement Shares”) and one-third of one warrant (each, a “Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In November 2021, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 8,663,333 Class B ordinary shares (the “Founder Shares”), which were issued on November 5, 2021. From November 2021 through September 2024, the Company had various share surrender and capitalization events in which a net 758,333 shares have been surrendered by the Sponsor to the Company for no consideration and an aggregate of 7,905,000 Founder Shares remain outstanding. All share and per shares amounts have been retroactively adjusted to reflect the share capitalization and share surrender. The Founder Shares included an aggregate of up to 1,005,000 shares

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares will equal 25% of the Company’s issued and outstanding shares after the Initial Public Offering and the private placement. On October 15, 2024, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such 1,005,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of the Business Combination; and (B) subsequent to the Business Combination (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement, commencing on October 11, 2024, through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay an affiliate or designee of the Sponsor a total of $25,000 per month for office space, utilities and shared personnel support services. For the three and six months ended June 30, 2025, the Company incurred $75,000 and $150,000, respectively, of which such amount is recorded within accrued expenses on the balance sheets. For the three and six months ended June 30, 2024, the Company incurred none of these services.

Service Agreement

The Company has agreed, commencing on October 11, 2024, through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay its Chief Financial Officer, R. Maxwell Smeal, $12,500 per month. For the three and six months ended June 30, 2025, the Company incurred $37,500 and $75,000 of expenses, respectively, of which $49,500 was paid and $25,500 was recorded to accrued expenses in the balance sheets. As of June 30, 2025 and December 31, 2024, the Company has $38,500 and $13,000, respectively, included in accrued expense related to the service agreement. For the three and six months ended June 30, 2024, the Company did not incur these services.

Promissory Note — Related Party

On November 3, 2021, the Company issued an unsecured promissory note to the Sponsor, as amended on January 14, 2022, February 28, 2023, and May 1, 2024 (as amended, the “IPO Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $500,000. The IPO Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2024 or (ii) the consummation of the Initial Public Offering. The Company repaid the outstanding balance of the IPO Promissory Note at the closing of the Initial Public Offering on October 15, 2024. Borrowings under the IPO Promissory Note are no longer available.

On April 2, 2025, the Company issued a promissory note (the “Promissory Note”) to Cohen Circle Sponsor I, LLC (the “Lender”), one of the Company’s sponsors. Pursuant to the Promissory Note, the Lender agreed to loan us up to an aggregate principal amount of $2,000,000. The Promissory Note is non-interest bearing and all outstanding amounts under the Promissory Note will be due on the date on which we consummate a Business Combination (the “Maturity Date”). If the Company does not consummate a Business Combination, it may use a portion of any funds held outside the Trust Account to repay the Promissory Note; however, no proceeds from the Trust Account may be used for such

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

repayment. If such funds are insufficient to repay the Promissory Note, the unpaid amounts would be forgiven. No portion of the amounts outstanding under the Promissory Note may be converted into Units, which would have been permissible as described in the prospectus filed in connection with the Initial Public Offering. During the three and six months ended June 30, 2025, the Company borrowed $525,000 under the Promissory Note. As of June 30, 2025, the balance under the Promissory Note was $525,000.

Related Party Loans

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor may, but is not obligated to, loan the Company additional funds to fund its additional working capital requirements and transaction costs (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Placement Units. As of June 30, 2025 and December 31, 2024, there were no amounts outstanding under the Working Capital Loans.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial Business Combination.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Registration Rights

The holders of the Founder Shares, Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any Class A ordinary shares issuable upon the exercise of the Placement Warrants and any Class A ordinary shares and warrants (and underlying Class A ordinary shares) that may be issued upon conversion of the units issued as part of the Working Capital Loans and Class A ordinary shares issuable upon conversion of the Founder Shares, are entitled to registration rights pursuant to a registration rights agreement signed on October 11, 2024, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggyback” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. Notwithstanding the foregoing, Cantor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the Initial Public Offering, and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters had a 45-day option from the date of Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any. On October 15, 2024, simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option to purchase the additional 3,000,000 Units at a price of $10.00 per Unit.

The underwriters were entitled to a cash underwriting discount of $0.20 per Unit or $4,000,000 in the aggregate, which was paid upon the closing of the Initial Public Offering, on October 15, 2024. In addition, the underwriters are entitled to a deferred fee of (i) $0.40 per Unit of the gross proceeds of the initial 20,000,000 Units sold in the Initial Public Offering, or $8,000,000 and (ii) $0.60 per Unit of the gross proceeds from the Units sold pursuant to the over-allotment option, or $1,800,000, an aggregate of $9,800,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On March 18, 2025, the Company entered into a business combination agreement (the “Business Combination Agreement”) by and among (1) the Company, (2) VEON Amsterdam B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34378904 (the “Seller”), (3) VEON Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34345993 (“VEON Holdings,” and together with all of its direct and indirect Ukrainian Subsidiaries, the “Group Companies”), (4) Kyivstar Group Ltd., an exempted company with limited liability, incorporated and existing under the laws of Bermuda with registration number 202504557, with its registered office at Victoria Place, 31 Victoria Street, Hamilton, HM10, Bermuda, and its principal business address at Index Tower (East Tower), Unit 1703, DIFC (Dubai International Financial Center), United Arab Emirates (“PubCo”), and (5) Varna Merger Sub Corp., an exempted company incorporated with limited liability in the Cayman Islands with registration number 419635 (“Merger Sub,” and, together with VEON Holdings and PubCo, the “Kyivstar Group” and separately, a “Kyivstar Group Company”).

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

If the transactions contemplated by the Business Combination Agreement are consummated, (i) the Seller will sell to PubCo all of the issued and outstanding equity of VEON Holdings in exchange for newly issued common shares of PubCo, par value $0.001 per share (the “PubCo Common Shares”) and the Seller Loan Note (as defined in the Business Combination Agreement), and, as a result of the Sale, VEON Holdings will become a direct, wholly-owned subsidiary of PubCo (collectively, the “Sale”) and (ii) Merger Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in the Business Combination Agreement, the Plan of Merger and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) (the “Merger” and together with the Sale and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving company of the Merger under the Companies Act (the Company, in its capacity as the surviving company of the Merger, is the “Surviving Company”). Following the Merger, the shares of the Surviving Company will be directly and solely held by PubCo, and the Surviving Company will become a direct wholly-owned subsidiary of PubCo.

On June 24, 2025, the Company, the Seller and the Kyivstar Group Companies entered into Amendment No. 1 to Business Combination Agreement, to, among other things, (i) document a change in the par value of PubCo’s common shares from $0.001 per share to $0.01 per share as a result of consolidation by the Seller of such shares; (ii) allow for an increase in the number of directors on the board of directors of PubCo from not more than seven directors to no less than five directors and not more than eleven directors, with up to ten directors initially designated by the Seller and one director initially designated by the Company; and (iii) revise the timing for approval and establishment of an equity incentive plan for directors, officers, employees and independent contractors of New PubCo and the Group Companies from before the Closing to after the Closing.

On July 10, 2025, the Company, the Seller and the Kyivstar Group Companies entered into BCA Amendment No. 2, to, among other things, adjust the number of Kyivstar Group Ltd. Common Shares allocable to each of the Seller and the Sponsor in connection with the Closing of the Business Combination.

The Business Combination will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2025 and December 31, 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2025 and December 31, 2024, there are 715,000 Class A ordinary shares issued and outstanding, excluding 23,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At June 30, 2025 and December 31, 2024, there were 7,905,000 Class B ordinary shares issued and outstanding.

Holders of Class B ordinary shares will vote on the appointment of directors prior to the consummation of a Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

The Class B ordinary shares will automatically convert into Class A ordinary shares in connection with the consummation of a Business Combination, or at any time and from time to time at the option of the holders thereof, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of all ordinary shares outstanding upon completion of the Initial Public Offering and the private placement plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent shares and warrants underlying units issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Warrants — As of June 30, 2025 and December 31, 2024, there were 7,905,000 warrants outstanding, including 7,666,667 Public Warrants and 238,333 Placement Warrants. Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of 30 days after the completion of a Business Combination and 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any Class A ordinary shares upon exercise of a warrant unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the Warrants become exercisable, the Company may redeem the Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is given to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets that are measured at fair value on June 30, 2025 and December 31, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	June 30, 2025
Assets:
Marketable securities held in Trust Account	1	$238,271,514
	Level	December 31, 2024
Assets:
Marketable securities held in Trust Account	1	$233,369,247

The following table presents information about the Company’s equity instruments that are measured at fair value on October 15, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	October 15, 2024
Equity:
Fair value of Public Warrants for allocated proceeds	3	$1,303,333

The fair value of Public Warrants was determined using the Binomial/Lattice Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants:

October 15, 2024
Share price	$9.94
Term (years)	5.5
Risk-free rate	3.9%
Volatility	5.0%

NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the CODM (“Chief Operating Decision Maker”), or group, in deciding how to allocate resources and assess performance.

The CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

COHEN CIRCLE ACQUISITION CORP. I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 9. SEGMENT INFORMATION (cont.)

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	June 30, 2025	December 31, 2024
Trust Account	$238,271,514	$233,369,247
Cash	$33,784	$699,511
	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
General and administrative costs	$1,002,040	$29,487	$3,206,957	$34,655
Interest earned on marketable securities held in Trust Account	$2,458,506	$—	$4,902,267	$—

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income (loss) are reported on the statements of operations and described within their respective disclosures.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

On July 10, 2025, the Company, the Seller and the Kyivstar Group Companies entered into Amendment No. 2 to Business Combination Agreement, to, among other things, adjust the number of Kyivstar Group Ltd. Common Shares allocable to each of the Seller and the Sponsor in connection with the Closing of the Business Combination (“the Adjustment”). In addition, on July 10, 2025, the Company, the Sponsors, Cantor, PubCo and the Seller entered into Amendment No. 1 to Sponsor Agreement to, among other things, conform its terms to the terms of the Adjustment.

VEON Holdings B.V.
INTERIM CONDENSED COMBINED INCOME STATEMENT

for the six and three-month periods ended June 30:

		Six-month period		Three-month period
(In millions of U.S. dollars)	Note	2025	2024	2025	2024
Service revenues		536	419	282	234
Other revenue		3	2	2	1
Total operating revenues	2	539	421	284	235

Other operating income		1	—	1	—
Service costs		(51)	(47)	(27)	(23)
Selling, general and administrative expenses		(183)	(142)	(92)	(73)
Depreciation		(66)	(59)	(35)	(28)
Amortization		(29)	(22)	(16)	(10)
Impairment		(4)	(2)	(2)	(1)
Loss on disposal of non-current assets		(1)	—	(1)	—
Operating profit		206	149	112	100

Finance costs		(39)	(42)	(18)	(21)
Finance income		11	16	4	8
Other non-operating (loss)/gain, net		(4)	1	(3)	—
Net foreign exchange (loss)/gain, net		(13)	10	8	2
Profit before tax		161	134	103	89

Income tax expense	3	(35)	(26)	(21)	(17)
Profit for the period		126	108	82	72

The accompanying notes are an integral part of these interim condensed combined financial statements.

VEON Holdings B.V.
INTERIM CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME

for the six and three-month periods ended June 30:

	Note	Six-month period		Three-month period
(In millions of U.S. dollars)		2025	2024	2025	2024
Profit for the period		126	108	82	72

Items that may be reclassified to profit or loss
Foreign currency translation		11	(56)	(4)	(30)
Fair value re-measurement of financial instruments	7	2	—	—	—
Other comprehensive income/(loss), net of tax		13	(56)	(4)	(30)
Total comprehensive income, net of tax		139	52	78	42

The accompanying notes are an integral part of these interim condensed combined financial statements.

VEON Holdings B.V.
INTERIM CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

as of:

(In millions of U.S. dollars)	Note	June 30, 2025	December 31, 2024*
Assets
Non-current assets
Property and equipment	5	746	624
Intangible assets, excluding goodwill	6	351	283
Goodwill	6	118	14
Other assets		61	80
Total non-current assets		1,276	1,001

Current assets
Inventories		3	3
Trade and other receivables		44	40
Loan receivable from VEON Amsterdam B.V.	7	41	363
Other financial assets – VEON Ltd. shares	7	—	8
Investments and derivatives	7	94	94
Other assets		24	26
Cash and cash equivalents	8	458	674
Total current assets		664	1,208
Total assets		1,940	2,209

Net investment and liabilities
Net investment
Net investment attributable to equity owners of the parent		1,221	1,080
Total net investment		1,221	1,080

Non-current liabilities
Debt and derivatives	7	265	225
Provisions		6	4
Deferred tax liabilities		17	6
Other liabilities		7	7
Total non-current liabilities		295	242

Current liabilities
Trade and other payables		177	132
Debt and derivatives	7	148	669
Provisions		7	6
Current income tax payables		22	23
Other liabilities		70	57
Total current liabilities		424	887
Total net investment and liabilities		1,940	2,209

____________

*        prior period comparatives have been represented to conform with the current period presentation

The accompanying notes are an integral part of these interim condensed combined financial statements.

VEON Holdings B.V.
INTERIM CONDENSED COMBINED STATEMENT OF CHANGES IN NET INVESTMENT

for the six-month period ended June 30:

(In millions of U.S. dollars)	Net investment attributable to owners of the parent	Foreign currency translation	Total net investment attributable to owners of the parent
As of January 1, 2025	3,160	(2,080)	1,080
Profit for the period	126	—	126
Other comprehensive income	2	11	13
Total comprehensive income	128	11	139
Other	2	—	2
As of June 30, 2025	3,290	(2,069)	1,221
(In millions of U.S. dollars)	Net investment attributable to owners of the parent	Foreign currency translation	Total net investment attributable to owners of the parent
As of January 1, 2024	2,873	(1,986)	887
Profit for the period	108	—	108
Other comprehensive loss	—	(56)	(56)
Total comprehensive income/(loss)	108	(56)	52
As of June 30, 2024	2,981	(2,042)	939

for the three-month period ended June 30:

(In millions of U.S. dollars)	Net investment attributable to owners of the parent	Foreign currency translation	Total net investment attributable to owners of the parent
As of April 1, 2025	3,206	(2,065)	1,141
Profit for the period	82	—	82
Other comprehensive income	—	(4)	(4)
Total comprehensive income	82	(4)	78
Other	2	—	2
As of June 30, 2025	3,290	(2,069)	1,221
(In millions of U.S. dollars)	Net investment attributable to owners of the parent	Foreign currency translation	Total net investment attributable to owners of the parent
As of April 1, 2024	2,909	(2,012)	897
Profit for the period	72	—	72
Other comprehensive loss	—	(30)	(30)
Total comprehensive income/(loss)	72	(30)	42
As of June 30, 2024	2,981	(2,042)	939

The accompanying notes are an integral part of these interim condensed combined financial statements.

VEON Holdings B.V.
INTERIM CONDENSED COMBINED STATEMENT OF CASH FLOWS

for the six-month period ended June 30:

		Six-month period
(In millions of U.S. dollars)	Note	2025	2024
Operating activities
Profit before tax		161	134
Non-cash adjustments to reconcile profit before tax to net cash flows
Depreciation, amortization and impairment loss		99	83
Loss on disposal of non-current assets		1	—
Finance costs		39	42
Finance income		(11)	(16)
Other non-operating loss/(gain), net		4	(1)
Net foreign exchange loss/(gain), net		13	(10)
Changes in trade and other receivables and prepayments		2	(4)
Changes in trade and other payables		20	26
Changes in provisions, pensions and other		2	3
Interest paid		(34)	(43)
Interest received		3	5
Income tax paid		(34)	(19)
Net cash flows from operating activities		265	200

Investing activities
Purchase of property, plant and equipment		(73)	(67)
Purchase of intangible assets		(29)	(22)
Payments on deposits		(23)	(5)
Inflow from loans granted, net		364	—
Receipts from/(investment in) financial assets		30	(109)
Acquisition of subsidiaries, net of cash acquired	4	(141)	—
Other proceeds from investing activities, net		—	9
Net cash flows from/(used in) investing activities		128	(194)

Financing activities
Proceeds from borrowings, net of fees paid		7	—
Repayment of debt		(603)	(14)
Investment in shares of VEON Ltd.		(22)	—
Net cash flows used in financing activities		(618)	(14)

Net (decrease) in cash and cash equivalents		(225)	(8)
Net foreign exchange difference		9	(7)
Cash and cash equivalents at beginning of period		674	425
Cash and cash equivalents at end of period	8	458	410

The accompanying notes are an integral part of these interim condensed combined financial statements.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

GENERAL INFORMATION ABOUT THE GROUP

1       GENERAL INFORMATION

VEON Holdings B.V. (“VEON Holdings”, the “Company”), was established as a private company with limited liability under the laws of the Netherlands on June 29, 2009. The registered office and principal place of business of VEON Holdings B.V. is located at Claude Debussylaan 88, 1082 MD Amsterdam, the Netherlands. The entity is an indirectly wholly-owned subsidiary of VEON Ltd. (“Parent”).

On January 13, 2025, VEON Ltd. announced its intention to indirectly list JSC Kyivstar, including its subsidiaries as listed below (in aggregate “Kyivstar”), VEON’s digital operator in Ukraine, on the Nasdaq Stock Market (“Nasdaq”) in the United States (the “Transaction”). As part of the preparation for the indirect listing, VEON undertook a pre-transaction reorganization of VEON Holdings (the “Reorganization”). This Reorganization was consummated through a Dutch legal demerger, as a result of which VEON Holdings, which remains domiciled in the Netherlands, holds only Kyivstar and its subsidiaries and certain other select assets and liabilities. The Reorganization was completed on April 8, 2025 and the Transaction was completed on August 14, 2025. Refer to Note 12 for further details.

The interim condensed combined financial statements (“CFS”) have been prepared in accordance with the basis of preparation and accounting policies set out in this Note below. The interim condensed combined financial statements were authorized by the management for issuance on September 5, 2025. The Company has the ability to amend and reissue these financial statements.

The interim condensed combined financial statements presented herein reflect the following combined entities’ results of operations, assets and liabilities and cash flows that will remain with VEON Holdings after the demerger and form the entity subject to the aforementioned Transaction:

VEON Holdings B.V.

The interim condensed combined financial statements of the Company as a single economic entity reflecting the outcome of the pre-transaction Reorganization.

Kyivstar reflecting the Ukrainian business.

The interim condensed combined financial statements of Kyivstar consist of:

•        JSC Kyivstar (“JSC Kyivstar”) being the parent company of Kyivstar and a 99.995% subsidiary of VEON Holdings B.V. (Netherlands) with a minority shareholder VEON Ltd. (Bermuda) holding the remaining 0.005% of JSC Kyivstar’s shares.

•        LLC Kyivstar Tech (“Kyivstar.Tech”), being a 100% subsidiary of JSC Kyivstar.

•        Limited Liability Company Lan Trace (“Lan Trace”), being a 100% subsidiary of JSC Kyivstar, acquired in September 2024.

•        Helsi Ukraine Limited Liability Company (“Helsi Ukraine” or “Helsi”), being a 97.99% subsidiary of JSC Kyivstar with minority shareholders.

•        LLC Uklon Tech, LLC Uklon Corporate and LLC Uklon Ltd., being 97.00% subsidiaries of JSC Kyivstar with minority shareholders, Uklon LLC, a 100% subsidiary of LLC Uklon Ltd., all acquired on April 2, 2025. Collectively these five entities are referred to as “Uklon Group” or “Uklon”.

Collectively, VEON Holdings and Kyivstar included in these interim condensed combined financial statements are referred to as the “Group” or “we” or “our” or “VEON Group”. VEON Ltd. and all its subsidiaries, excluding VEON Group, are henceforth referred to as “Wider VEON Group”, while Wider VEON Group including VEON Group is referred to as “VEON”.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

The main operating company in Kyivstar is JSC Kyivstar. JSC Kyivstar was established and registered on September 3, 1997 under the laws of Ukraine. JSC Kyivstar’s registered legal address is at 53 Degtyarivska St. Kyiv 03113 Ukraine. JSC Kyivstar’s head office is located at the registered legal address and the principal place of JSC Kyivstar ‘s business is its registered legal address. JSC Kyivstar has a main office in Kyiv, Ukraine.

JSC Kyivstar provides mobile connectivity services on 2G, 3G and 4G/LTE networks. Kyivstar also offers voice and data services on fixed networks, including mobile and fixed converged services in consumer and business segments. Its digital portfolio includes Kyivstar TV, offered on IPTV platforms as well as mobile, big data and technology services through Kyivstar.Tech, digital health services through Helsi, ride-hailing and delivery through Uklon, self-care application MyKyivstar and consumer cloud offerings as well as B2B services.

JSC Kyivstar’s direct shareholders and their respective declared interests, as of June 30, 2025 and 2024, were as follows:

Name	Interest	Number of shares
VEON Holdings B.V. (Netherlands)	99.995%	13,094,562
VEON Ltd. (Bermuda)	0.005%	700
	100.000%	13,095,262

Interests held by JSC Kyivstar in its principal subsidiaries as of June 30:

	2025		2024
Name	Interest	Country of operation	Interest	Country of operation
LLC Kyivstar.Tech	100.00%	Ukraine	100.00%	Ukraine
LLC Helsi Ukraine	97.99%	Ukraine	69.99%	Ukraine
LLC Lan Trace	100.00%	Ukraine	—	—
LLC Uklon Corporate	97.00%	Ukraine	—	—
LLC Uklon Tech	97.00%	Ukraine	—	—
LLC Uklon Ltd	97.00%	Cyprus	—	—
Uklon LLC (100% subsidiary of LLC Uklon Ltd)	100.00%	Uzbekistan	—	—

In September 2024, JSC Kyivstar entered into a share-purchase agreement to acquire 100% of the equity interests of LLC “Lan Trace”, an entity who provides internet and TV services in the city of Boryspil and 17 other towns within the Kyiv region, Ukraine to expand its digital portfolio. The preliminary purchase price, which is subject to adjustment, was US$2.

On March 19, 2025 JSC Kyivstar signed a share purchase agreement (“SPA”) to acquire Uklon, consisting of 97% of LLC Uklon Corporate, LLC Uklon Tech, and LLC Uklon Ltd. and its 100% subsidiary Uklon LLC, a leading Ukrainian ride-hailing and delivery platform for a purchase consideration of US$158. JSC Kyivstar also entered into a symmetrical put and call option agreement for the remaining 3% interest in Uklon, which may be exercised within three years of closing. The transaction closed on April 2, 2025. Refer to Note 4 for further details.

In May 2025, Kyivstar further increased its ownership of Helsi Ukraine to 97.99% for US$11. Refer to “major developments during six-month period ended June 30, 2025” for more details. JSC Kyivstar previously acquired a controlling share (69.99%) of Helsi Ukraine, an entity in the IT e-health sector in August 2022 for US$15.

In the interim condensed combined financial statements subsidiary undertakings — which are those companies in which the Group directly or indirectly, has an interest of more than half of the voting rights or otherwise has power to exercise control over the operations — have been fully consolidated.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

The functional currency of Kyivstar is Ukrainian Hryvnia (“UAH”), the currency of the primary economic environment in which Kyivstar operates. The interim condensed combined financial statements are presented in United States dollars (“U.S. dollar” or “US$”). In these Notes, U.S. dollar amounts are presented in millions, except for share amounts and as otherwise indicated.

Due to the ongoing war between Russia and Ukraine, material uncertainties have been identified that may raise substantial doubt on the Company’s ability to continue as a going concern which are discussed in detail below.

BASIS OF COMBINATION

The interim condensed combined financial statements as of and for the period ended June 30, 2025 and 2024 present the VEON Group.

These CFS have been prepared in accordance with International Accounting Standards (“IAS”) 34 Interim Financial Reporting as issued by the International Accounting Standards Board, effective at the time of preparing the interim condensed combined financial statements and applied by VEON Group. As International Financial Reporting Standards (“IFRS”) does not provide guidance for the preparation of interim condensed combined financial statements, certain accounting conventions commonly used for the preparation of historical financial information have been applied in preparing the interim condensed combined financial statements. The December 31, 2024 condensed combined statement of financial position was derived from the audited annual combined financial statements. The interim condensed combined financial statements do not include all the information and disclosures required in the annual combined financial statements and should be read in conjunction with the Company’s audited annual combined financial statements as of and for the year ended December 31, 2024. The application of these carve-out conventions has been described below. In addition to the application of specific carve-out conventions impacting the presentation of these interim condensed combined financial statements, the areas involving a high degree of judgement or where estimates and assumptions are significant to the CFS are discussed later in this section.

The CFS have been prepared on a going concern basis. Due to the ongoing war between Russia and Ukraine, material uncertainties affecting the Company’s ability to continue as a going concern are discussed in detail at the end of this section.

These CFS do not necessarily reflect what the combined result of operations would have been had the Company existed as a separate independent legal group and had it therefore presented stand-alone interim condensed combined financial information during the periods presented. Further, these interim condensed combined financial statements may not be indicative of the Company’s future performance, financial position, or cash flows.

The interim condensed combined income statement has been presented based on the nature of the expense, other than ‘Selling, general and administrative expenses’, which has been presented based on the function of the expense.

The interim condensed combined financial statements have been prepared on a historical cost basis, unless otherwise disclosed.

FOREIGN CURRENCY TRANSLATION

For the purpose of these interim condensed combined financial statements, the assets and liabilities measured in the functional currency are translated into U.S. dollars at exchange rates prevailing on the balance sheet date, whereas income and expenses are generally translated into U.S. dollars at historical monthly average exchange rates. Foreign currency translation adjustments resulting from the process of translating financial statements into U.S. dollars are reported in other comprehensive income and accumulated within a separate component of Net investment.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

CARVE-OUT PRINCIPLES

The following paragraphs summarize the accounting and other principles applied in preparing the CFS.

Intercompany and related party transactions

Intercompany transactions and assets and liabilities between VEON Group entities have been eliminated in these interim condensed combined financial statements.

Investment in VEON Ltd. shares

As of December 31, 2024 the CFS included shares of the Parent purchased by the Company as part of the share buyback program initiated by VEON Ltd. VEON Holdings B.V. purchased Parent shares via open market transactions under the share buyback program. The Company made additional purchases under the share buyback program in January 2025 and transferred the shares to VEON Amsterdam B.V. in March 2025. Refer to Note 7 for details.

Net investment

The Net Investment of the Company consists of the Net Investment attributable to the shareholders and other comprehensive income. The CFS do not show share capital. Since the Company has no share capital and reserves in its own right, any equity represents the parent’s net investment. Thus, the presentation of the equity of the Company differs from the presentation of equity as prescribed in IAS 1, Presentation of Financial Statements. For such reasons, no earnings per share is presented.

Notes

Liabilities related to two separate Notes maturing in April 2025 and June 2025 (the “New Notes”) are included in these CFS as of December 31, 2024, as VEON Holdings B.V. is the legal issuer. The New Notes were fully repaid during the six-months ended June 30, 2025. As of June 30, 2025, the interim condensed combined statement of financial position reflects only the outstanding principal amounts of the April 2025 and June 2025 notes (the “Old Notes”) that were not exchanged for the New Notes prior to their respective maturity dates. Refer to Note 7 for details.

Corporate, Shared Service Units and Foreign Holding Company Expenses

Wider VEON Group’s shared services have historically been recharged to VEON Group. The shared service expenses are attributable to services conducted on behalf of Wider VEON Group subsidiaries, primarily by the HQ function. These services comprise global tax, legal, financial, risk, reporting services, etc. The corresponding costs are included in these CFS based on historically recharged amounts. No adjustments were made to these recharges.

The CFS include the allocations of expenses from the Wider VEON Group which are based on management judgment, assumptions and estimates as described below. These expenses have been specifically identified based on their nature, when possible, or allocated based on revenues, usage or other allocation methods that are considered to be a reasonable reflection of the utilization of services provided or benefit by the Company during each of the periods presented. During the six-month periods ended June 30, 2025 and 2024, the total expenses allocated from the Wider VEON Group amounted to US$23 and $3, respectively. They relate to the following items:

a.      management services provided by Kyivstar’s Chief Executive Officer (CEO) resulting from a double-employment contract

b.      management services provided by Kyivstar’s Chief Financial Officer (CFO) resulting from a double-employment contract

c.      management services provided by VEON Ltd Group Executive Committee (GEC)

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

d.      share of costs for Oracle ERP and other licenses from global contract

e.      share of costs for employees of the Wider VEON Group providing different kinds of shared services such as group tax, HR, corporate affairs, financial reporting and controlling, etc.

The items a. to e. were recognized as expenses in Kyivstar’s financial statements. Due to the double-employment contracts of Kyivstar’s CEO and CFO, a portion of their remuneration was recognized as an expense in personnel expenses at Kyivstar and a portion were recharged to Kyivstar via an allocation. No adjustments were made to these expenses in these CFS. Accordingly, VEON Group’s management considers that all allocations have been made on a reasonable basis. However, the allocations may not reflect the expenses that would have been, or will be incurred, on a stand-alone basis and could materially differ from the amounts allocated due to economies of scale, a requirement for more or fewer employees, decisions with respect to areas such as information technology, or other factors. Management believes it is not practicable to estimate the actual costs that would have been incurred had the Company been a standalone company during the periods presented. Additionally, these allocations may not be indicative of the expenses that the Company will incur in the future or would have incurred if the Company had obtained these services from an unrelated third party.

Income Taxes

During the periods presented in these CFS, Kyivstar entities have operated as separate taxpayers. For these entities, the tax charges and tax liabilities included in these CFS are based on estimated annual effective tax rates.

Guarantees and contingent liabilities

Kyivstar has capital commitments for the future purchase of property and equipment and intangible assets and no other guarantees or contingent liabilities. The capital commitments disclosed in the CFS are consistent with those reported to Wider VEON Group by Kyivstar. No incremental commitments, guarantees or contingent liabilities have been identified.

NEW ACCOUNTING POLICIES

Revenue recognition policy — Uklon

Uklon earns commissions from drivers for facilitating ride-hailing services through its platform. Uklon recognizes revenue as an agent for these ride-hailing services, recording only the commissions collected from drivers, net of any incentives provided to drivers and any incentives provided by Uklon to riders requesting ride-hailing services, as revenue. Revenue is recognized upon completion of the ride, as this satisfies the performance obligation of facilitating the services. Uklon also has arrangements to provide advertising services to third parties that are interested in reaching users of the Uklon platform.

GOING CONCERN

As of September 5, 2025, the war in Ukraine is ongoing, millions of people have fled Ukraine, and the country has sustained significant damage to infrastructure and assets. Currently, we have 23 million subscribers in Ukraine, where they are supported by approximately 4,800 employees. VEON’s priority is to protect the safety and well-being of our employees and their families. We have developed and, in some cases, implemented additional contingency plans to relocate work and/or personnel who are integral to the provision of essential communication services to other geographies and add new locations, as appropriate. As of September 5, 2025, most of our Ukraine subsidiary’s employees remain in the country.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

The war has resulted in events and conditions that may cast significant doubt on the Company’s ability to continue as a going concern:

•        We may need to record future impairment charges in Ukraine, which could be material, if the war continues or escalates and/or due to macroeconomic conditions.

•        As of September 5, 2025, the Company continues to conclude that neither VEON Ltd. nor any of its subsidiaries is targeted by sanctions imposed by any of the United States, European Union (and individual EU member states) and the United Kingdom. However, the interpretation and enforcement of these sanctions and counter-sanctions may result in unanticipated outcomes and could give rise to material uncertainties, which could complicate our business decisions. For example, to protect U.S. foreign policy and national security interests, the U.S. government has broad discretion to at times impose a broad range of extraterritorial “secondary” sanctions under which non-U.S. persons carrying out certain activities may be penalized or designated as sanctioned parties, even if the activities have no ties, contact with, or nexus to the United States or the U.S. financial system at all. These secondary sanctions could be imposed on the Company or any of the Company’s subsidiaries if they were to engage in activity that the U.S. government determined was undertaken knowingly and rose to the level of material or significant support to, for, or on behalf of certain sanctioned parties.

•        Ukraine has also implemented and may implement further sanctions or measures on individuals or entities with close ties to Russia, which may negatively impact Kyivstar if VEON is considered by local Ukrainian authorities as being a company controlled by sanctioned persons. In October 2023, VEON received notification from local custodian that the following percentages of the corporate rights in our Ukrainian subsidiaries have been frozen: (i) 47.85% of Kyivstar, (ii) 100% of Ukraine Tower Company (“UTC”), a related party to the Company, (iii) 100% of Kyivstar.Tech, and (iv) 69.99% of Helsi Ukraine. On November 29, 2024, the Shevchenkivskyi District Court of Kyiv ruled in favor of a request to unfreeze 47.85% of VEON’s corporate rights in Kyivstar and 100% of VEON’s corporate rights in its other Ukrainian subsidiaries. The decision fully removes the restrictions on VEON’s corporate rights imposed by Ukrainian courts on its wholly owned Kyivstar and other Ukrainian subsidiaries.

Management has taken actions to address the events and conditions that may cast significant doubt on the Company’s ability to continue as a going concern:

•        We have implemented business continuity plans to address known contingency scenarios to ensure that we have adequate processes and practices in place to protect the safety of our people and to handle potential impacts to our operations in Ukraine.

•        The Company actively engages with stakeholders, including suppliers, customers, and regulatory authorities, to proactively address potential disruptions. Diversification of supply chains and markets to reduce dependency on regions affected by the war is implemented where possible. Management also continues to review and update risk management policies to enhance resilience against the volatility stemming from the war.

•        The Company continues to fund its operations for the next twelve months primarily through a combination of existing liquidity and anticipated proceeds from its customers, including its wholesale business outside Ukraine. As of July 31, 2025, the Company holds US$446 in cash and cash equivalents and US$88 of other liquid financial assets, providing a total available funding of approximately US$534, which significantly exceeds the Company’s projected operating expenditures for the next twelve months. The Company has no material external debts and therefore no external debt covenants. The resilience of the Company and its ability to generate strong cash flows has been proven through the full-scale war since 2022.

•        Management is actively monitoring any new developments in applicable sanctions to ensure that we continue to be in compliance and to evaluate any potential impact on the Company’s financial performance, operations, and governance. Management has actively engaged with sanctions authorities

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

where appropriate. Management is engaging with authorities in Ukraine to address any concerns they have about the ownership and management of Kyivstar and to provide all necessary assurances to confirm that Russian nationals, including any beneficial owners of LetterOne, do not participate in the management of Kyivstar nor are they able to derive any benefits from VEON’s assets in Ukraine.

•        On October 30, 2023, VEON announced that two appeals were filed with the relevant Kyiv courts, challenging the freezing of the corporate rights in Kyivstar and UTC, noting that corporate rights in Kyivstar and UTC belong exclusively to VEON, and that their full or partial freezing or seizure directly violates the rights of VEON and its international debt and equity investors, and requesting the lifting of the freezing of its corporate rights in Kyivstar and UTC. In December 2023, the court rejected the Company’s appeals. On June 4, 2024, the CEO of VEON, in his capacity as a shareholder of VEON, filed a motion with Shevchenkivskiy District Court of Kyiv requesting cancellation of the freeze of corporate rights in the VEON group’s subsidiary Ukraine Tower Company. On June 26, 2024, the motion was supplemented to request cancellation of the freezing of corporate rights in the VEON group’s other Ukrainian subsidiaries: Kyivstar, Kyivstar.Tech and Helsi Ukraine. VEON continued its significant government affairs efforts to protect our assets in Ukraine. After the successful lifting of the court freeze of Kyivstar’s shares on November 29, 2024, VEON is working with its local custodian to remove all remaining restrictions on Kyivstar and its Ukrainian subsidiaries corporate rights. VEON is pursuing steps to meet the conditions required by the local custodian to lift the stipulated freeze.

•        On August 14, 2025, VEON closed the previously announced business combination agreement between Kyivstar Group Ltd. and Cohen Circle. In connection with the business combination agreement, Kyivstar Group Ltd. acquired all of the issued and outstanding shares of VEON Holdings B.V. from VEON Amsterdam B.V. Following the closing of the BCA, on August 15, 2025, Kyivstar Group Ltd.’s Common Shares and Warrants commenced trading on the Nasdaq Stock Market (the “Listing”) under the symbols “KYIV” and “KYIVW”, respectively, making the Company the first and only pure-play Ukrainian investment opportunity in U.S. stock markets. The Listing has broadened the Company’s US and international shareholder base with over 10% of the shares of its shareholder, Kyivstar Group Ltd., being traded publicly on the Nasdaq Global Select market.

The accompanying interim condensed combined financial statements have been prepared on a going concern basis. In accordance with IAS 1, Presentation of Financial Statements, the Company has determined that the aforementioned conditions and events, considered in the aggregate, may raise substantial doubt about the Company’s ability to continue as a going concern for at least 12 months after the date these interim condensed combined financial statements were authorized for issuance. Management expects the actions it has taken or will take will mitigate the risk associated with the identified events and conditions. However, given the uncertainty and exogenous nature of the ongoing war and potential future imposed sanctions as well as potential new counter-sanctions, management concluded that a material uncertainty remains related to events or conditions that may raise substantial significant doubt on the Company’s ability to continue as a going concern, such that it may be unable to realize its assets and discharge its liabilities in the normal course of business.

Major developments during the six-month period ended June 30, 2025

VEON announces intention to list Kyivstar on Nasdaq in New York, signing of Letter of Intent with Cohen Circle

On January 13, 2025, VEON Ltd. and Cohen Circle Acquisition Corp. I (“Cohen Circle”), a special purpose acquisition company, announced the signing of a letter of intent (“LOI”) to enter into a business combination with the aim of indirectly listing Kyivstar on Nasdaq in the United States. The LOI will enable VEON and Cohen Circle to explore a business combination between VEON Holdings B.V. and Cohen Circle with the aim of indirectly listing Kyivstar, a wholly owned subsidiary of VEON Holdings, on Nasdaq. VEON will continue to hold a majority stake in such publicly listed entity.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

On March 18, 2025, certain subsidiaries of VEON and Cohen Circle entered into a business combination agreement (the “BCA”). Pursuant to the terms of the BCA, (a) VEON Amsterdam will sell VEON Holdings B.V., which includes Kyivstar and its subsidiaries, to Kyivstar Group Ltd., a newly incorporated Bermudan company (“Kyivstar Group”), in exchange for common shares of Kyivstar Group and a loan note equal to the amount of funds held in Cohen Circle’s trust account, as of the time immediately before the closing of the business combination (after taking into account any funds which have been withdrawn from the trust account to pay those shareholders of Cohen Circle who have elected to have their shares redeemed prior to closing) plus any proceeds raised in a private placement financing in connection with the business combination prior to the time of closing and (b) Cohen Circle will merge with a subsidiary of Kyivstar Group, and Cohen Circle shall survive as a wholly owned subsidiary of Kyivstar Group. Following the completion of the business combination, the common shares and warrants of Kyivstar Group, the parent company of Kyivstar, are expected to be listed on Nasdaq under the ticker symbols KYIV and KYIVW, respectively. The Kyivstar Listing is expected to occur in the third quarter of 2025 and is subject to the approval of Cohen Circle’s shareholders and other customary closing conditions. Following the completion of the business combination, VEON is expected to continue to hold a majority stake in Kyivstar Group. For further details refer to Note 12.

Changes in Directors of VEON Holdings B.V.

On March 1, 2025, Asghar Jameel was appointed statutory director of the Company, while on the same date Bruce John Leishman stepped down as statutory director of the Company.

Kyivstar Expands Digital Portfolio with Acquisition of Uklon, Ukraine’s Top Ride-Hailing Business

On March 19, 2025 JSC Kyivstar signed an agreement to acquire 97% of Uklon Group (“Uklon”), a leading Ukrainian ride-hailing and delivery platform for a purchase consideration of US$158. JSC Kyivstar also entered into a symmetrical put and call option agreement for the remaining 3% interest in Uklon, which may be exercised within three years of closing. The transaction closed on April 2, 2025.

This strategic acquisition marks Kyivstar’s expansion into a new area of digital consumer services in line with VEON’s digital operator strategy. For further details refer to Note 4.

VEON completes first phase of Share Buyback Program

On January 27, 2025, the US$30 first phase of VEON Ltd.’s share buyback program (as carried out by VEON Holdings B.V.) was completed, resulting in an additional purchase of US$22 of VEON Ltd. shares. Subsequently, during the three-month period ended March 31, 2025, all the shares purchased were transferred to VEON Amsterdam B.V. (refer to Note 7 for further details).

VEON completes reorganization of VEON Holdings B.V.

On April 8, 2025, VEON announced that it had successfully completed the reorganization of VEON Holdings B.V. These steps pave the way for the proposed business combination with Cohen Circle, which is expected to lead to the common shares and warrants of Kyivstar Group, being listed on Nasdaq, as discussed below.

Bond repayments

VEON Holdings B.V. repaid all of its 4.0% April 2025 U.S. Dollar denominated Notes (US$472) and 6.3% June 2025 Russian Ruble denominated Notes (US$100 (RUB7,840)), on April 9, 2025 and June 18, 2025, respectively.

Kyivstar increases ownership stake in Helsi

In May 2025, Kyivstar and LLC “UKRAINIAN INVESTMENT PLATFORM”, representing 26.9% ownership together with other minority stakeholders representing 1.1% ownership in Helsi, negotiated an agreement to buy out the ownership stake of these parties for US$11. Simultaneously the parties also terminated the existing put and call

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

option agreements to the extent representing the stake of these parties, resulting in partial derecognition of the put option liability. At the same time Kyivstar agreed to terms with the remaining 2.01% shareholders based on the terms of the originally entered put and call option agreement.

Major developments during the six-month period ended June 30, 2024

Cybersecurity Incident in Ukraine

The cybersecurity incident reported during 2023 had a significant impact for the six-month period ended June 30, 2024 associated with the revenue loss arising from the customer loyalty measures taken by Kyivstar in order to compensate for the inconvenience caused during the disruptions. The impact of these offers on operating revenue in 2024 was US$46.

Changes in Directors of VEON Holdings B.V.

On March 7, 2024, Bruce John Leishman and Maciej Bogdan Wojtaszek were appointed statutory directors of the Company, while on the same date Jochem Benjamin Postma and Paul Klaassen stepped down as statutory directors of the Company.

OPERATING ACTIVITIES OF THE GROUP

2       SEGMENT INFORMATION

The Kyivstar operations are considered as one operating segment.

Management evaluates Kyivstar’s performance on a regular basis, primarily based on earnings before interest, tax, depreciation, amortization, impairment, gain/loss on disposals of non-current assets and other non-operating gains/losses (“Adjusted EBITDA”) along with assessing the capital expenditures excluding certain costs such as those for telecommunication licenses and right-of-use assets (“CAPEX excl. licenses and ROU”).

The following tables present the key financial information for the six and the three-month period ended June 30, 2025:

For the six-month period ended June 30:

	Service revenue				Other revenue		Total revenue
	Mobile*		Fixed
	2025	2024	2025	2024	2025	2024	2025	2024
Kyivstar	508	394	28	25	3	2	539	421
Total	508	394	28	25	3	2	539	421

____________

*        Mobile service revenue includes revenue generated from ride-hailing services in Uklon

	Selling, general and administrative expenses**		Adjusted EBITDA		CAPEX excl. licenses and ROU*
	2025	2024	2025	2024	2025	2024
Kyivstar	183	142	306	232	134	75
Total	183	142	306	232	134	75

____________

*        This includes capital expenditures on property, plant and equipment, net of advances, of US$159 (2024: US$95), intangible assets of US$33 (2024: US$18) after deducting additions in licenses of US$nil (2024: US$nil) and right-of-use assets of US$58 (2024: US$38).

**      Upon adoption of IFRIC agenda decision in July 2024, on the disclosure of revenues and expenses for reportable segments related to application of requirements of IFRS 8, the Company has included Selling, general and administrative expenses by reportable segment, including comparative information.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

2       SEGMENT INFORMATION (cont.)

For the three-month period ended June 30:

	Service revenue				Other revenue		Total revenue
	Mobile*		Fixed
	2025	2024	2025	2024	2025	2024	2025	2024
Kyivstar	268	220	14	14	2	1	284	235
Total	268	220	14	14	2	1	284	235

____________

*        Mobile service revenue includes revenue generated from ride-hailing services in Uklon

	Selling, general and administrative expenses**		Adjusted EBITDA		CAPEX excl. licenses and ROU*
	2025	2024	2025	2024	2025	2024
Kyivstar	92	73	166	139	83	50
Total	92	73	166	139	83	50

____________

*        This includes capital expenditures on property, plant and equipment, net of advances, of US$73 (2024: US$55), intangible assets of US$25 (2024: US$9) after deducting additions in licenses of US$nil (2024: US$nil) and right-of-use assets of US$15 (2024: US$14).

**      Upon adoption of IFRIC agenda decision in July 2024, on the disclosure of revenues and expenses for reportable segments related to application of requirements of IFRS 8, the Company has included Selling, general and administrative expenses by reportable segment, including comparative information.

The following table provides the reconciliation of Adjusted EBITDA to Profit before tax for the six and three-month periods ended June 30:

	Six-month period		Three-month period
	2025	2024	2025	2024
Total Adjusted EBITDA	306	232	166	139
Adjustments to reconcile Total Adjusted EBITDA to Profit before tax
Depreciation	(66)	(59)	(35)	(28)
Amortization	(29)	(22)	(16)	(10)
Impairment	(4)	(2)	(2)	(1)
Loss on disposal of non-current assets	(1)	—	(1)	—
Finance costs	(39)	(42)	(18)	(21)
Finance income	11	16	4	8
Other non-operating (loss)/gain, net	(4)	1	(3)	—
Net foreign exchange (loss)/gain, net	(13)	10	8	2
Profit before tax	161	134	103	89

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

3       INCOME TAXES

Income tax expense is the total of the current and deferred income taxes. Current income tax is the expected tax expense, payable or receivable on taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable or receivable in respect of previous years. Deferred income tax is the tax asset or liability resulting from a difference in income recognition between enacted or substantively enacted local tax law and group IFRS accounting.

Income tax expense consisted of the following for the six and three-month periods ended June 30:

	Six-month period		Three-month period
	2025	2024	2025	2024
Current income taxes	(32)	(25)	(18)	(17)
Deferred income taxes	(3)	(1)	(3)	—
Income taxes	(35)	(26)	(21)	(17)
Effective tax rate	21.7%	19.4%	20.4%	19.1%

The difference between the statutory tax rate in the Netherlands (25.8%) and the effective corporate income tax rate for the Group in the six and three-month periods ended June 30, 2025, 21.7% and 20.4% respectively, was primarily driven by a number of non-deductible expenses of US$3, change in deferred tax assets recognition of US$12 and a reversal of $1 in non taxable income.

Global Minimum Tax

The Group is in scope of the enacted Pillar Two legislation and has performed an assessment of the Group’s exposure to Pillar Two income taxes. The assessment of the potential exposure to Pillar Two income taxes is based on the most recent tax filings, country-by-country reporting and financial statements for the constituent entities in the Group. Based on the assessment, the Pillar Two effective tax rates in the majority of jurisdictions in which the Group operates are above 15%.

The Group has applied the IAS 12 exception to recognizing and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes.

INVESTING ACTIVITIES OF THE GROUP

4       SIGNIFICANT TRANSACTIONS

During the six-month period ended June 30, 2025

Acquisition of Uklon

On March 19, 2025, JSC Kyivstar signed an agreement to acquire Uklon Group, a leading Ukrainian ride-hailing and delivery platform. This strategic acquisition marks Kyivstar’s expansion into a new area of digital consumer services in line with VEON’s digital operator strategy. Kyivstar acquired 97% of Uklon Group shares for a total consideration of US$158 upon the closing of the transaction. The agreement was subject to customary closing conditions and approvals that were obtained on April 2, 2025, the date the acquisition was completed.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

4       SIGNIFICANT TRANSACTIONS (cont.)

The fair values of identifiable assets and liabilities of Uklon at the date of acquisition were:

April 2, 2025
Non-current assets
Intangible assets	56

Current assets
Trade and other receivables	2
Cash and cash equivalents	12

Non-current liabilities
Deferred tax liability	(8)

Current liabilities
Trade and employee related payables	(5)
Other current liabilities	(3)

Fair value of identifiable net assets	54

Goodwill resulting from acquisition	104

Purchase consideration	158

The following table shows the details of purchase consideration at the acquisition date:

April 2, 2025
Cash paid *	141
Fair value of contingent consideration	15
Put option liability	2
Total consideration	158

____________

*        Total cash consideration consisted of US$129 for the acquisition of 97% of Uklon Group’s shares and a US$12 payment to settle employee awards.

The following table shows the details of cash outflow during the six months ended June 30, 2025:

June 30, 2025
Cash consideration	146
Less: balances acquired
Cash and cash equivalents	(12)
Net outflow of cash – investing activities	134

Contingent consideration of US$11 was recognized at the acquisition date at fair value with US$2 being paid subsequent to the reporting period. US$9 is payable upon fulfillment of certain conditions under the SPA. The possible outcomes range from US$nil to US$9, with management assessing full payment as highly probable.

Employees bonuses contingent consideration liability related to the portion attributable to pre-acquisition service, recognized at the acquisition date at fair value, resulted from the replacement of share-based payment rewards with new bonuses liability that is payable upon fulfillment of certain conditions under the SPA. The possible outcomes range from US$nil to US$4, with management assessing full payment as highly probable.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

4       SIGNIFICANT TRANSACTIONS (cont.)

As part of the agreement, Kyivstar entered into a symmetrical put and call option agreement for the remaining 3% interest in Uklon. The put and call options may be exercised from April 2, 2028 through April 2, 2035. As a result, on the acquisition date, VEON determined that it had a present ownership interest in the remaining 3% interest in Uklon and has accounted for the call and put option as part of the consideration transferred and therefore, no non-controlling interest was recognized. Accordingly, the option has been recorded as a financial liability at the present value of the amounts payable on exercise with subsequent changes recognized in condensed consolidated income statement.

The fair value of the customer base was determined to be US$32 with an estimated useful life of 10 years. The fair value of the customer base was determined using the multi-period excess earnings. The multi-period excess earnings approach involves forecasting the net earnings expected to be generated by the asset, reducing them by appropriate returns on contributory assets, and then discounting the resulting net cash flows to a present value using an appropriate discount rate.

The fair value of the trademark was determined to be US$17 with an estimated useful life of 10 years. The fair value of the trademark was determined using the relief-from-royalty method under the income approach. This involves forecasting avoided royalties, reducing them by taxes and discounting the resulting net cash flows to a present value using an appropriate discount rate.

The fair value of the developed technology intangible asset was determined to be US$7 with an estimated useful life of 3 years. The fair value of the developed technology was determined using the replacement cost approach. In the replacement cost approach, the fair value of an asset is based on the cost of a market participant to reconstruct a substitute asset of comparable utility, adjusted for any obsolescence.

The fair value of acquired trade and other receivables is US$2, which is very close to gross contractual amount, as a loss allowance is insignificant.

The significant goodwill recognized from the acquisition of Uklon can be attributed to several factors, including Uklon’s strong brand value and established customer relationships, which enhance Kyivstar’s market position. Additionally, the integration of Uklon’s services is expected to create operational synergies, leading to cost savings and improved service offerings. The acquisition also allows for market expansion and increased subscriber growth potential, while Uklon’s technological expertise contributes to innovative capabilities. Overall, the goodwill reflects the anticipated future economic benefits arising from these elements. The goodwill will not be deductible for tax purposes.

There were no transactions recognized separately from the acquisition of assets and assumption of liabilities in the business combination.

From the date of acquisition, Uklon contributed US$22 of revenue and US$6 profit before tax to VEON. If the acquisition had taken place at the beginning of the year, the contribution to revenue would have been US$41 and contribution to the profit before tax for VEON would have been US$10. These amounts have been calculated using Uklon’s results and adjusting them for:

•        differences in the accounting policies between VEON and Uklon, and

•        additional amortization that would have been charged on the assumption that the fair value adjustments to intangible assets had applied from January 1, 2025, together with their consequential tax effects.

Acquisition-related costs of US$0.5 are included in selling, general and administrative expenses in the interim condensed combined income statement, and in operating cash flows in the interim condensed combined statement of cash flows.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

4       SIGNIFICANT TRANSACTIONS (cont.)

The accounting for the purchase of Uklon is provisional as the valuation of certain intangible and long-term assets, accounts payable, other assets and liabilities, and residual goodwill related to this acquisition is not complete. The fair values assigned to tangible and intangible assets acquired and liabilities assumed are preliminary based on management’s estimates and assumptions and may be subject to change as additional information is obtained within the measurement period (not to exceed 12 months from the acquisition date ending April 2, 2026).

There were no further significant transactions during the six-month and the three-month period ended June 30, 2025, other than disclosed above and in Note 1.

5       PROPERTY AND EQUIPMENT

The following table summarizes the movement in the net book value of property and equipment for the six-month period ended June 30:

	2025	2024
Balance as of January 1	624	597

Acquisitions	1	—
Additions	187	95
Depreciation	(66)	(59)
Impairment	(4)	(2)
Translation adjustment	6	(40)
Transfers and reclassifications	—	(5)
Disposals and write-off	(2)	(1)
Balance as of June 30	746	585

6       INTANGIBLE ASSETS

The following table summarizes the movement in the net book value of intangible assets, including goodwill for the six-month period ended June 30:

	2025	2024
Balance as of January 1	297	272

Acquisitions*	160	—
Additions	34	18
Transfer and reclassification	2	3
Amortization	(29)	(22)
Translation adjustment	5	(17)
Balance as of June 30	469	254

____________

*        This includes intangible assets acquired as part of Uklon acquisition consisting of goodwill (US$104), customer relationships (US$32), brand and trademarks (US$17) and software (US$7).

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

6       INTANGIBLE ASSETS (cont.)

Goodwill

Included within total intangible asset movements for the six-month period ended June 30, 2025, as shown above, are the following movements in goodwill:

	2025	2024
Balance as of January 1	14	14
Acquisitions	104	—
Balance as of June 30	118	14

Impairment losses

The Company did not identify any indicators of impairment during the six-month periods ended June 30, 2025, and 2024. Accordingly, no impairment losses were recognized during these periods.

FINANCING ACTIVITIES OF THE GROUP

7       INVESTMENTS, DEBT AND DERIVATIVES

The Company holds the following investments and derivative assets:

	June 30, 2025	December 31, 2024
At fair value
Other financial assets – VEON Ltd. shares	—	8
	—	8

At amortized cost
Loan receivable from VEON Amsterdam B.V.	41	363

Investments and derivatives	94	94
Security deposits and cash collateral	87	64
Other investments	7	30

At fair value

Other financial assets — VEON Ltd. shares as of December 31, 2024 of US$8, represented 5,024,175 ordinary shares of VEON Ltd. (the ultimate Parent of the Group) measured at fair value through other comprehensive income.

During the six-month period ended June 30, 2025, the Company further purchased 12,346,225 ordinary shares of VEON Ltd. for US$22. The financial asset was measured at fair value, impacting other comprehensive income by US$2. All VEON Ltd. ordinary shares held by VEON Holdings were transferred to VEON Amsterdam B.V. in March 2025 at fair value (US$32) resulting in a receivable from VEON Amsterdam B.V. Subsequently, these receivables from VEON Amsterdam B.V. were utilized in the repayment of bonds.

At amortized cost

Loan receivable from VEON Amsterdam reflects a related party loan receivable to cover potential future repayments of Bonds mentioned in this section below.

Security deposits and cash collateral consisted of funds held in the account of a clearing company outside Ukraine acting as an intermediary between Kyivstar and roaming partners, amounting to US$87 (2024: US$64).

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

7       INVESTMENTS, DEBT AND DERIVATIVES (cont.)

Other investments at amortized cost predominantly include interest free financial aid provided by Uklon Group to former shareholders in the amount of US$6 (2024: US$0). As of December 31, 2024 other investments at amortized cost predominantly include sovereign Ukrainian bonds held by Kyivstar, US$30 denominated in US$. The average yield to maturity of the sovereign Ukrainian bonds was 1.59% in 2025 (2024: 2.79%).

The Company holds the following debt and derivative liabilities:

	June 30, 2025	December 31, 2024
At discounted redemption amount
Put option liability	3	9
Total at discounted redemption amount	3	9

At amortized cost
Bonds	38	585
Interest accrued on Bonds	3	6
Lease liabilities	339	294
Other financial liabilities	30	—
Total at amortized cost	410	885

Total debt and derivatives	413	894
Non-current	265	225
Current	148	669

At discounted redemption amount

Put option liability represents Helsi put option liability amounting to US$1 (2024: US$9) and Uklon put option liability amounting to US$2 (2024: US$nil), both measured at the discounted redemption amount.

At amortized cost

During the quarter, VEON Holdings repaid all of its 4.0% April 2025 U.S. Dollar denominated New Notes (US$472) and 6.3% June 2025 Russian Ruble denominated New Notes (US$100 (RUB7,840)), on April 9, 2025 and June 18, 2025, respectively.

As of June 30, 2025, Bonds represent the principal amounts outstanding for April 2025 Old Notes (US$23) and June 2025 Old Notes (US$15 (RUB1,200)) which were not exchanged for New Notes prior to their respective maturity dates. Upon tender from Old noteholders, it is the Company’s intention to exchange the Old Notes, including accrued interest, of eligible noteholders against a cash settlement. Eligibility is based on successful completion of a sanctions check procedure. An indemnity agreement between VEON Holdings and VEON Amsterdam is in place which is to see VEON Holdings made whole for any external payments to eligible noteholders.

The lease liabilities are primarily (approximately 70%) related to the sale of the passive infrastructure of sites to the entity under common control and lease back places on those sites.

Other financial liabilities primarily include contingent consideration payable for Uklon Group acquisition of US$13 (refer to Note 4 for further details), long term financial liability for license for the Digital Business Support System of US$12 and long-term financial interest free loan of US$5 received from UTC, a related party, with maturity on May 30, 2027.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

7       INVESTMENTS, DEBT AND DERIVATIVES (cont.)

Significant changes in financial assets and financial liabilities

There were no significant changes in financial assets and financial liabilities during six-month period ended June 30, 2025 and 2024, except as discussed below.

Financing activities during the six-month period ended June 30, 2025

Except for the bond repayment transactions disclosed above, there were no further significant financing activities during the six-month period ended June 30, 2025, except as disclosed above in this section.

Financing activities during the six-month period ended June 30, 2024

There were no significant financing activities during the six-month period ended June 30, 2024.

8       CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following items:

	June 30, 2025	December 31, 2024
Cash and cash equivalents at banks and on hand	288	479
Cash equivalents with original maturity of less than three months	170	195
Cash and cash equivalents, as presented in the combined statement of cash flows	458	674

Cash at banks held by Kyivstar amounting to US$280 (2024: US$234) earns interest based on bank deposit rates. Short-term deposits are made for varying periods between one day and three months, depending on immediate cash requirements and earn interest at the respective short-term deposit rates.

Additionally, cash at banks held by VEON Holdings amounts to US$8 (2024: US$245). The decrease in cash and cash equivalents at banks and on hand is primarily due to repayment of bonds (as disclosed in Note 7).

Cash and cash equivalents with original maturity of less than three months amounting to US$170 (2024: US$195) comprise short-term deposits and sovereign Ukrainian bonds held by Kyivstar.

The imposition of currency exchange controls or other similar restrictions on currency convertibility in Ukraine could limit the Group’s ability to convert local currencies or repatriate local cash in a timely manner or at all, as well as remit dividends.

9       DIVIDENDS AND CAPITAL DISTRIBUTIONS

There were no dividends paid or capital distributions paid during the six-month period ended June 30, 2025 and June 30, 2024, respectively.

ADDITIONAL INFORMATION

10     RELATED PARTIES

The immediate parent and the ultimate controlling shareholder of the Company is VEON Amsterdam B.V. and VEON Ltd., respectively.

Related parties, as defined by IAS 24, are natural persons or companies that can be influenced by VEON Holdings, that can exert an influence on VEON Holdings or that are under the influence of another related party of VEON Holdings. Transactions with related parties were conducted at arm’s length.

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

10     RELATED PARTIES (cont.)

The following table provides the total amount of transactions that have been entered into with related parties and their affiliates for the six-month period ended June 30:

	2025		2024
	Ultimate and Immediate parent	Entities under common control	Ultimate and Immediate parent	Entities under common control
Cost of materials, traffic charges and other direct costs	—	(7)	—	(5)
Finance costs	(1)	(30)	—	(18)
Depreciation charge of right-of-use asset	—	(25)	—	(14)
Other operating income	—	1	—	—
Other operating expenses	(22)	—	(2)	(2)
Finance income	8	—	10	—
Total	(15)	(61)	8	(39)

The following table provides the total amount of transactions that have been entered into with related parties and their affiliates for the three-month period ended June 30:

	2025		2024
	Ultimate and Immediate parent	Entities under common control	Ultimate and Immediate parent	Entities under common control
Cost of materials, traffic charges and other direct costs	—	(5)	—	(3)
Finance costs	—	(20)	—	(9)
Depreciation charge of right-of-use asset	—	(17)	—	(7)
Other operating income	—	1	—	—
Other operating expenses	(13)	—	(2)	(1)
Finance income	3	—	5	—
Total	(10)	(41)	3	(20)

The following table provides the total balance of accounts with related parties and their affiliates at the end of the relevant period:

	June 30, 2025		December 31, 2024
	Ultimate and Immediate parent	Entities under common control	Ultimate and Immediate parent	Entities under common control
Right-of-use assets – LLC “Ukraine Tower Company”	—	195	—	169
Financial assets – VEON Amsterdam B.V.	41	—	363	—
Financial assets – VEON Ltd.	—	—	8	—
	41	195	371	169

Trade and other payables – LLC “Ukraine Tower Company”	—	(7)	—	(6)
Trade and other payables – VEON Ltd.	(15)	—	(8)	—
Lease liabilities – LLC “Ukraine Tower Company”	—	(226)	—	(195)
Financial liabilities payable to LLC “Ukraine Tower Company”	—	(5)	—	—
Other current liabilities – VEON Ltd.	(25)	—	—	—
	(40)	(238)	(8)	(201)

VEON Holdings B.V.
Notes to the interim condensed combined financial statements
(in millions of U.S. dollars unless otherwise stated)

11     RISKS, COMMITMENTS, CONTINGENCIES AND UNCERTAINTIES

Other than disclosed below and elsewhere in these interim condensed combined financial statements, there were no material changes to risks, commitments, contingencies and uncertainties that occurred during the six-month period ended June 30, 2025.

12     EVENTS AFTER THE REPORTING PERIOD

On August 14, 2025, VEON closed the previously announced business combination agreement between Kyivstar Group Ltd. and Cohen Circle (the “Closing”). In connection with the business combination agreement, Kyivstar Group Ltd. acquired all of the issued and outstanding shares of VEON Holdings B.V. from VEON Amsterdam B.V. in exchange for 206,942,440 newly issued Kyivstar Group Ltd. Common Shares and a Seller Loan Note in the amount of US$178.4 million.

Following the Closing, on August 15, 2025, Kyivstar Group Ltd.’s Common Shares and Warrants commenced trading on the Nasdaq Stock Market under the symbols “KYIV” and “KYIVW”, respectively. VEON Amsterdam holds an 89.6% stake in Kyivstar Group Ltd.

13     NEW STANDARDS, INTERPRETATIONS AND AMENDMENTS ADOPTED BY THE GROUP

The accounting policies adopted in the preparation of these unaudited interim condensed combined financial statements are consistent with those followed in the preparation of the Group’s audited annual combined financial statements as of and for the year ended December 31, 2024.

Certain new and amended standards became effective as of January 1, 2025, which did not have a material impact on the Group’s condensed combined interim financial statements. The Group has not early adopted any standards, interpretations or amendments that have been issued but have not yet become effective.

Amsterdam, September 5, 2025
VEON Holdings B.V.

Kyivstar Group Ltd.
INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

as of June 30

(In U.S. dollars)	Note	2025
Assets
Other current assets – related parties	3	0.10
Total assets		0.10

Equity
Issued capital	4	0.10
Total equity		0.10

Liabilities		—
Total equity and liabilities		0.10

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Kyivstar Group Ltd.
INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the period from March 7, 2025 (inception) to June 30, 2025:

(In U.S. dollars, unless otherwise stated)	Note	No. of shares	Issued share capital	Total
Balance as of March 7, 2025 (inception)		—	—	—
Issuance of common shares*	4	10	0.10	0.10
Balance as of June 30, 2025		10	0.10	0.10

____________

*        As disclosed in Note 4, 10:1 reverse share split was applied retrospectively.

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Kyivstar Group Ltd.
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FROM MARCH 7, 2025 (inception) to JUNE 30, 2025

1)      GENERAL INFORMATION OF THE COMPANY

Kyivstar Group Ltd. (the “Company”), an exempted company limited by shares, was incorporated under the laws of Bermuda with registration number 202504557, in Bermuda on March 7, 2025. The registered office of the Company is Victoria Place, 31 Victoria Street, Hamilton, HM10, Bermuda. The principal place of business is located at Index Towers (East Tower), Unit 1703, Dubai (DIFC), United Arab Emirates.

The Company was formed for the purpose of becoming the ultimate parent company following the transactions contemplated in the business combination agreement, dated March 18, 2025 (the “Business Combination Agreement” or the “BCA”) by and among the Company, Cohen Circle Acquisition Corp. I (“CC” or “Cohen Circle”), a special purpose acquisition company, VEON Amsterdam B.V., VEON Holdings B.V., and Varna Merger Sub Corp.

The Company maintains one direct wholly owned subsidiary, Varna Merger Sub Corp. (“Merger Sub”), an exempted company incorporated with limited liability in the Cayman Islands. Merger Sub was incorporated on March 13, 2025 to facilitate the consummation of the transactions contemplated in the Business Combination Agreement. As of June 30, 2025, Merger Sub had no assets, liabilities, or operations.

In connection with the Business Combination Agreement, the Company will acquire all of the issued and outstanding shares of VEON Holdings B.V. from VEON Amsterdam B.V. (the “Sale”), and Merger Sub will merge with and into CC (the “Merger”). CC will be the surviving corporation of the Merger and become a wholly owned subsidiary of the Company. Following the consummation of the Sale, the Merger and the other transactions contemplated by the BCA (the “Transactions”), the Company will be a publicly-traded corporation. The consummation of the Transactions contemplated by the Business Combination Agreement was completed on August 14, 2025. Refer to Note 5.

APPOINTMENT OF CHIEF FINANCIAL OFFICER

With effect from June 1, 2025, Boris Dolgushin was appointed as Chief Financial Officer of the Company.

The interim condensed consolidated financial statements were authorized by the management for issuance on September 5, 2025. The Company has the ability to amend and reissue the consolidated financial statements.

2)      ACCOUNTING POLICIES USED FOR THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PREPARATION

These interim condensed consolidated financial statements have been prepared in accordance with International Accounting Standards (“IAS”) 34 Interim Financial Reporting as issued by the International Accounting Standards Board, effective at the time of preparing the interim condensed consolidated financial statements. These interim condensed consolidated financial statements are prepared on historical cost basis.

Separate statements of operations and cash flows have not been presented in the interim condensed consolidated financial statements because there have been no operating activities in the Company during the period March 7, 2025 (inception) through June 30, 2025.

The interim condensed consolidated financial statements are prepared in US$, which is the currency of the primary economic environment in which the Company operates (the functional currency).

GOING CONCERN

The accompanying interim condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of September 5, 2025, Management has successfully completed the Transactions contemplated by the Business Combination Agreement and improved the Company’s current liquidity position and outlook. However, the ongoing war in Ukraine is having, and will continue to have, an impact on its business, financial condition, results of operations, cash flows and business prospects. Due to the unknown duration and extent of the

Kyivstar Group Ltd.
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FROM MARCH 7, 2025 (inception) to JUNE 30, 2025

2)      ACCOUNTING POLICIES USED FOR THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

ongoing war in Ukraine and the uncertainty of further sanctions in response to the ongoing war that may be imposed, there are material uncertainties related to events or conditions that may raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has determined that the aforementioned conditions and events, considered in the aggregate, may raise substantial doubt about the Company’s ability to continue as a going concern for at least 12 months after the date these interim condensed consolidated financial statements were authorized for issuance. Management expects the actions it has taken or will take will mitigate the risk associated with the identified events and conditions. However, given the uncertainty and exogenous nature of the ongoing war and potential future imposed sanctions as well as potential new counter-sanctions, management concluded that a material uncertainty remains related to events or conditions that may raise substantial significant doubt on the Company’s ability to continue as a going concern, such that it may be unable to realize its assets and discharge its liabilities in the normal course of business.

JUDGEMENTS AND ESTIMATES

The preparation of the interim condensed consolidated financial statements in conformity with the relevant rules requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Company’s accounting policies.

There were no significant estimates for the period from March 7, 2025 (inception) through June 30, 2025.

TRANSACTION COSTS IN AN OFFERING OF EQUITY SECURITIES

In the event of an offering of equity securities, incremental costs that otherwise would not have been incurred are deferred and capitalized in the consolidated statement of financial position as a financial asset at amortized cost instead of expensed as incurred. When cash is received from investors as part of the offering, such deferred incremental costs are derecognized and deducted from equity.

OTHER FINANCIAL ASSETS AND FINANCIAL LIABILITIES

A financial asset or financial liability is included in the interim condensed consolidated statement of financial position when the entity becomes a party to the contractual terms of the instrument. Other financial liabilities and other financial assets, including liabilities to and receivables from related parties, are valued at amortized cost. A financial asset is removed from the consolidated statement of financial position when the contractual right to cash flow from the asset has ceased or been settled. The same applies where the risks and benefits associated with the holding are essentially transferred to another party and the entity no longer has control over the financial asset. A financial liability is derecognized when the agreed obligation has been fulfilled or ceased.

NEW STANDARDS AND INTERPRETATIONS

Adopted in 2025

No new or amended standards or interpretations have been adopted in 2025. The Company has not early adopted any standards, interpretations or amendments that have been issued but have not yet become effective.

Not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for this reporting period and have not been early adopted by the Company. These standards are not expected to have a material impact on these interim condensed consolidated financial statements in current or future reporting periods or on foreseeable future transactions.

Kyivstar Group Ltd.
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FROM MARCH 7, 2025 (inception) to JUNE 30, 2025

3)      RELATED PARTY TRANSACTIONS

During the period ending June 30, 2025, the Company had transactions with its parent entity, VEON Amsterdam B.V., representing issuance of share capital (refer Note 4). There were no other related party transactions entered into during the period March 7, 2025 (inception) through June 30, 2025.

4)      ISSUED CAPITAL

The Company was incorporated on March 7, 2025 (inception) and issued 100 common shares, par value US$0.001 per share, to VEON Amsterdam B.V. As of March 31, 2025, the Company’s authorized share capital consists of US$2,000,000, divided into 2,000,000,000 common shares, par value US$0.001 per share. On June 13, 2025, the Company amended the composition of its authorized share capital by increasing the par value of its common shares from US$0.001 to US$0.01 per share. The change in par value of common shares resulted in the reduction of the number of common shares authorized for issuance from 2,000,000,000 to 200,000,000 and total issued capital from 100 to 10 common shares.

As of June 30, 2025, the total issued capital was 10 common shares. Upon consummation of the Transactions, the authorized but unissued share capital will be allocated pursuant to the terms of the Business Combination Agreement.

Each common share maintains one voting right. The entire amount of the Company’s equity is currently held by VEON Amsterdam B.V. and recorded as Other current assets — related parties.

5)      SUBSEQUENT EVENTS

Share capital

On July 8, 2025, the Company increased its authorized share capital by US$654,300 to US$2,654,300. Immediately following the share capital increase, the Company’s authorized share capital consists of US$2,654,300, divided into 265,430,000 common shares, par value US$0.01 per share.

Completion of Business Combination Agreement

On July 10, 2025, VEON and Cohen Circle announced the execution of non-redemption agreements (“NRAs”), totaling approximately US$52.5 million with accredited institutional investors, securing the minimum US$50 million cash condition for the proposed business combination of the Company and Cohen Circle.

On August 12, 2025, the shareholders of CC voted to approve and adopt the Business Combination Agreement and to approve and authorize CC to merge with Merger Sub. In connection with the vote to approve the Business Combination Agreement and the Merger, holders of 5,847,015 shares of CC Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately US$10.40 per share, for a total aggregate redemption amount of US$60.8 million.

On August 14, 2025, the Company consummated the Business Combination Agreement (the “Closing”). In connection with the Business Combination Agreement, the Company acquired all of the issued and outstanding shares of VEON Holdings B.V. from VEON Amsterdam B.V. in exchange for 206,942,440 newly issued Kyivstar Group Ltd. Common Shares and a Seller Loan Note in the amount of US$178.4 million. Further, on August 14, 2025, Merger Sub merged with and into CC with CC being the surviving corporation of the Merger and becoming a wholly owned subsidiary of the Company. The Company effectively acquired CC’s Net Assets of approximately US$162 million, consisting predominantly of US$178.4 million in cash via the Merger.

At the Closing, each share of CC Class A Ordinary Shares issued and outstanding immediately prior to the Closing was automatically surrendered and exchanged for 23,163,338 newly issued Kyivstar Group Ltd. Common Shares. Further, 757,745 of the Company’s Common Shares were, pursuant to the NRAs, issued to certain holders of Cohen Circle Class A Ordinary Shares who were parties to the NRAs in consideration of such holders agreeing (i) to vote their Cohen Circle Class A Ordinary Shares in favor of the Transactions and (ii) not to redeem such Cohen Circle Class A Ordinary Shares.

Kyivstar Group Ltd.
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FROM MARCH 7, 2025 (inception) to JUNE 30, 2025

5)      SUBSEQUENT EVENTS (cont.)

At the Closing, each of the 7,666,638 issued and outstanding CC Public Warrant was automatically surrendered and exchanged for 7,666,638 Kyivstar Group Warrants.

Following the Closing, on August 15, 2025, the Company’s Common Shares and Warrants commenced trading on the Nasdaq Stock Market under the symbols “KYIV” and “KYIVW”, respectively, with VEON Amsterdam B.V. holding 89.6% of the outstanding shares.

Appointment of management and board

On August 14, 2025, the Company appointed Kaan Terzioğlu as Executive Chairman and Director, and Oleksandr Komarov as President. The Company also appointed Serdar Çetin, Betsy Z. Cohen, Augie K. Fabela II, Rt Hon Sir Brandon Lewis CBE, Burak Ozer, Duncan Perry, Michael R. Pompeo, Dmytro Shymkiv and Michiel Soeting as the directors of the Company.

Kyivstar Group Ltd.

September 5, 2025